As filed with the Securities and Exchange Commission on December 1, 2016.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-10 and FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Form F-10	Form S-4
Emera Incorporated
(FOR CO-REGISTRANTS, PLEASE SEE TABLE OF CO- REGISTRANTS ON THE FOLLOWING PAGE)

(Exact Name of Registrant as Specified in its Charter)

Nova Scotia, Canada	4911	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5151 Terminal Road

Halifax NS Canada

B3J 1A1

Telephone: (902) 428-6096

(Address and telephone number of Registrant’s principal executive offices)

Emera US Finance LP

2711 Centerville Road, Suite 400,

Wilmington, Delaware 19808

Telephone: (302) 636-5400

(Name, address and telephone number of agent for service)

Copies to:

Stephen D. Aftanas	Byron B. Rooney	John Macfarlane
5151 Terminal Road Halifax Nova Scotia Canada B3J 1A1 (902) 428-6096	Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York U.S.A., 10017 (212) 450-4000	Osler, Hoskin & Harcourt LLP Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 (416) 362-2111

Form F-10

Province of Nova Scotia, Canada

(Principal Jurisdiction Regulating this Form F-10 Offering)

It is proposed that this filing shall become effective (check appropriate box):

A.  ☐   upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.  ☐   at some future date (check appropriate box below):

1.  ☐  Pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).

2.  ☐   Pursuant to Rule 467(b) on ( ) at ( ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

3.  ☐   Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.  ☒  After the filing of the next amendment to this form (if preliminary material is being filed).

If any of the securities being registered on this Form F- 10 are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.

Form S-4

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instructions G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one)

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Security	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
2.15% Senior Notes due 2019	$500,000,000	100%	$500,000,000	$57,950.00
2.70% Senior Notes due 2021	$750,000,000	100%	$750,000,000	$86,925.00
3.55% Senior Notes due 2026	$750,000,000	100%	$750,000,000	$86,925.00
4.75% Senior Notes due 2046	$1,250,000,000	100%	$1,250,000,000	$144,875.00
Guarantees of 2.15% Senior Notes due 2019 (2)	N/A	N/A	N/A	(3)
Guarantees of 2.70% Senior Notes due 2021 (2)	N/A	N/A	N/A	(3)
Guarantees of 3.55% Senior Notes due 2026 (2)	N/A	N/A	N/A	(3)
Guarantees of 4.75% Senior Notes due 2046 (2)	N/A	N/A	N/A	(3)
Total	$3,250,000,000		$3,250,000,000	$376,675.00

(1)	Estimated solely for purposes of calculating the registration fee.
(2)	See inside facing page for table of co- registrants.
(3)	No separate consideration will be received for the Guarantees of 2.15% Senior Notes due 2019, 2.70% Senior Notes due 2021, 3.55% Senior Notes due 2026, and 4.75% Senior Notes due 2046 being registered herby. As a result, in accordance with Rule 457(n) under the Securities Act, no registration fee is payable with respect to the guarantees.

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL CO-REGISTRANTS

Form S-4

Exact Name of Registrant Issuer as Specified in its Charter (or Other Organizational Document)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number	Addresses and Telephone Numbers of Principal Executive Offices
Emera US Finance LP	Delaware	4911	81-2780568	Emera US Finance LP 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 Telephone: (302) 636-5400

Exact Name of Registrant Guarantor as Specified in its Charter (or Other Organizational Document)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number	Addresses and Telephone Numbers of Principal Executive Offices
Emera US Holdings Inc.	Delaware	4911	02-0527409	101 Federal St. Suite 1101 Boston, MA 02110 Telephone: (617) 530-1300

PART 1

INFORMATION REQUIRED TO BE DELIVERED

TO OFFEREES OR PURCHASERS

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (SUBJECT TO COMPLETION)

EMERA US FINANCE LP

Offer to Exchange the Outstanding Securities below:

Series	Rule 144A CUSIP	Regulation S CUSIP	New Registered CUSIP
2.150% Senior Notes due 2019	29103DAA4	U26210AA9	29103DAC0
2.700% Senior Notes due 2021	29103DAD8	U26210AB7	29103DAF3
3.550% Senior Notes due 2026	29103DAG1	U26210AC5	29103DAJ5
4.750% Senior Notes due 2046	29103DAK2	U26210AD3	29103DAM8

We are offering to exchange new US$500,000,000 2.150% Senior Notes due 2019 (the “New 2019 Notes”), US$750,000,000 2.700% Senior Notes due 2021 (the “New 2021 Notes”), US$750,000,000 3.550% Senior Notes due 2026 (the “New 2026 Notes”) and US$1,250,000,000 4.750% Senior Notes due 2046 (the “New 2046 Notes,” and together with the New 2019 Notes, the New 2021 Notes and the New 2026 Notes, collectively, the “new notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”) for our currently outstanding US$500,000,000 2.150% Senior Notes due 2019 (the “Old 2019 Notes”), US$750,000,000 2.700% Senior Notes due 2021 (the “Old 2021 Notes”), US$750,000,000 3.550% Senior Notes due 2026 (the “Old 2026 Notes”) and US$1,250,000,000 4.750% Senior Notes due 2046 (the “Old 2046 Notes,” together with the Old 2019 Notes, the Old 2021 Notes and the Old 2026 Notes, collectively, the “old notes”). We refer to the old notes and the new notes together as the “notes.” The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. The old notes are, and the new notes will be, fully and unconditionally guaranteed by Emera Incorporated and Emera US Holdings Inc. (each a “Guarantor” and together the “Guarantors”), on a joint and several basis, subject to customary release provisions as set forth in the indenture.

The Exchange Offer

•	We will exchange all old notes that are validly tendered and not validly withdrawn for an equal principal amount of new notes that are freely tradable in the United States.

•	You may withdraw tenders of old notes at any time prior to the expiration date of the exchange offer.

•	The exchange offer expires at 11:59 p.m., New York City time, on , 2016, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of old notes for new notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

The New Notes

•	The new notes are being offered in order to satisfy certain of our obligations under the registration rights agreement entered into in connection with the placement of the old notes.

•	The terms of the new notes to be issued in the exchange offer are substantially identical to the old notes, except that the new notes will be freely tradable in the United States.

•	The notes will be fully and unconditionally guaranteed, on a joint and several basis (the “guarantee”), by Emera Incorporated, a Nova Scotia company (“Emera”), and Emera US Holdings Inc., a Delaware corporation (“EUSHI,” and together with Emera, the “Guarantors”). See “Description of the Notes—Guarantees.” EUSHI is a wholly-owned subsidiary of Emera. Emera owns, directly or indirectly, all of the limited and general partnership interests of Emera US Finance LP.

Resales of New Notes

•	The new notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the new notes on a national market.

•	You are required to make the representations described on page 22 to us.

All untendered old notes will continue to be subject to the restrictions on transfer set forth in the old notes and in the indenture governing the notes. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act, and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act.

See “Risk Factors” beginning on page 10 for a discussion of risk factors that should be considered by you prior to tendering your old notes in the exchange offer.

The notes have not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Emera is permitted, under the multi-jurisdictional disclosure system adopted by the United States (“U.S.”), to prepare this prospectus in accordance with Canadian disclosure requirements. You should be aware that such requirements are different from those of the U.S.

Financial statements incorporated herein have been prepared in accordance with U.S. generally accepted accounting principles.

Owning the notes may subject you to tax consequences both in the United States and Canada. You should read the tax discussion in this prospectus. This prospectus may not describe these tax consequences fully.

Your ability to enforce civil liabilities under U.S. federal securities laws may be affected adversely by the fact that Emera is organized under the laws of Nova Scotia, that some or all of the officers and directors of Emera may be residents of Canada, that some or all of the experts named herein may be residents of Canada and that all or a substantial portion of our assets and the assets of said persons are located outside of the U.S.

Prospective investors should be aware that, during the period of the exchange offer, the registrants or their respective affiliates, directly or indirectly, may bid for or make purchases of the debt securities to be distributed or to be exchanged, or certain related debt securities, as permitted by applicable laws or regulations of Canada, or its provinces or territories.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of six months after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is                     , 2016

ABOUT THIS PROSPECTUS

We have not authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering the notes for exchange only in jurisdictions where such offers are permitted. The information contained in this prospectus is accurate only as of the date hereof, regardless of the time of delivery of this prospectus or of the exchange of the notes offered hereby.

Unless otherwise indicated by the context, the terms (i) “we,” “our,” and “us” refer to Emera Incorporated, Emera US Finance LP, Emera US Holdings Inc., and, if the context requires, Emera Incorporated’s subsidiaries, (ii) “Emera” refers to Emera Incorporated and, if the context requires, its subsidiaries, (iii) the “Issuer” refers to Emera US Finance LP. (iv) the “Guarantors” refers collectively to Emera Incorporated and Emera US Holdings Inc., and (v) “EUSHI” refers to Emera US Holdings Inc.

Unless otherwise indicated by the context, the term “TECO Energy” refers to the holding company TECO Energy, Inc. and its subsidiaries, and references to individual subsidiaries of TECO Energy, Inc. refer to that company and its respective subsidiaries.

Unless otherwise indicated by the context, the term “Acquisition” refers to the acquisition by Emera of TECO Energy pursuant to the terms of the Acquisition Agreement.

i

In this prospectus, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. References to “dollars,” “$,” “CAD” or “Cdn$” are to lawful currency of Canada. References to “U.S. dollars,” “USD” or “US$” are to lawful currency of the United States of America.

The “old notes” consisting of the US$500,000,000 2.150% Senior Notes due 2019, US$750,000,000 2.700% Senior Notes due 2021, US$750,000,000 3.550% Senior Notes due 2026 and US$1,250,000,000 4.750% Senior Notes due 2046 which were issued June 9, 2016 and the “new notes” consisting of the US$500,000,000 2.150% Senior Notes due 2019, US$750,000,000 2.700% Senior Notes due 2021, US$750,000,000 3.550% Senior Notes due 2026 and US$1,250,000,000 4.750% Senior Notes due 2046 offered pursuant to this prospectus are sometimes collectively referred to in this prospectus as the “notes.”

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for notes where such notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We and the guarantors have agreed that, starting on the expiration date and ending on the close of business six months after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

TAX CONSIDERATIONS

Holders of notes are advised to consult their own tax advisors as to the consequences of the exchange described herein and the acquiring, holding and disposing of the new notes, including, without limitation, the application of United States and Canadian federal tax laws to their particular situations, as well as any consequences to them under the laws of any other taxing jurisdiction. See “Material United States Tax Consequences of the Exchange Offer” and “Certain Canadian Federal Income Tax Considerations.”

ABOUT THIS PROSPECTUS

Emera is a reporting issuer in Canada, and as such Emera is subject to continuous disclosure and other obligations applicable to Canadian reporting issuers under applicable Canadian provincial securities laws. Emera files annual and quarterly reports, management’s discussion and analysis, management information circulars, annual information forms and other information with the various securities commissions or other securities regulatory authorities in the provinces of Canada (the “CSA”). The filings that Emera makes with the CSA may be retrieved, accessed and printed, free of charge, through the System for Electronic Document Analysis and Retrieval (“SEDAR”), the Internet website maintained on behalf of the CSA. The URL of that website is http://www.sedar.com. Emera also makes this and other information available on its corporate website at http://www.emera.com. The information found on its corporate website and the information that it files on SEDAR does not, except as specifically set forth below, form part of this prospectus and is not incorporated by reference herein. Emera does not endorse or accept any responsibility for the content on, or the use of, SEDAR. Reference is made to SEDAR for informational purposes only, and is not intended for trading or investment purposes. Emera does not guarantee the sequence, accuracy or completeness of any information or data displayed through SEDAR, nor shall they be liable in any way to any offeree or to any other person, firm or corporation whatsoever for any delays, inaccuracies, errors in, or omission of any such information or data or the transmission thereof, or for any action taken in reliance thereon, or for any damages arising therefrom or occasioned thereby or by reason of nonperformance or interruption, or termination, of the information or data for any cause whatsoever.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated herein by reference, contains “forward-looking information” and statements which reflect the current view with respect to the Company’s expectations regarding future growth, results of operations, performance, business prospects and opportunities and may not be appropriate for other purposes within the meaning of applicable U.S. and Canadian securities laws. All such information and statements are made pursuant to safe harbor provisions contained in applicable securities legislation. The words “anticipates”, “believes”, “could”, “estimates”, “expects”, “intends”, “may”, “plans”, “projects”, “schedule”, “should”, “budget”, “forecast”, “might”, “will”, “would”, “targets” and similar expressions are often intended to identify forward-looking information, although not all forward-looking information contains these identifying words. The forward-looking information reflects management’s current beliefs and is based on information currently available to Emera’s management and should not be read as guarantees of future events, performance or results, and will not necessarily be accurate indications of whether, or the time at which, such events, performance or results will be achieved.

The forward-looking information is based on reasonable assumptions and is subject to risks, uncertainties and other factors that could cause actual results to differ materially from historical results or results anticipated by the forward-looking information. Factors which could cause results or events to differ from current expectations are discussed in the “Outlook” section of Emera Incorporated Management’s Discussion and Analysis for the three month and nine month periods ended September 30, 2016, filed as Exhibit 99.1 to Emera’s Form 6-K filed November 9, 2016 and may also include: regulatory risk; operating and maintenance risks; changes in economic conditions; commodity price and availability risk; capital market and liquidity risk; integration risk with respect to Emera’s acquisition of TECO Energy Inc. (“TECO Energy”), enterprise resource planning implementation risk, future dividend growth; timing and costs associated with certain capital projects; the expected impacts on Emera of challenges in the global economy; estimated energy consumption rates; maintenance of adequate insurance coverage; changes in customer energy usage patterns; developments in technology which could reduce demand for electricity; weather; commodity price risk; construction and development risk; unanticipated maintenance and other expenditures; system operating and maintenance risk; project development and construction risk; derivative financial instruments; interest rate risk; credit risk; commercial relationship risk; disruption of fuel supply; country risks; environmental risks; foreign exchange; regulatory and government decisions, including changes to environmental, financial reporting and tax legislation; risks associated with pension plan performance and funding requirements; loss of service area; risk of failure of information technology infrastructure and cybersecurity risks; market energy sales prices; labor relations; and availability of labor and management resources.

Readers are cautioned not to place undue reliance on forward-looking information as actual results could differ materially from the plans, expectations, estimates or intentions and statements expressed in the forward-looking information. All forward-looking information in this prospectus and in the documents incorporated herein by reference is qualified in its entirety by the above cautionary statements and, except as required by law, Emera undertakes no obligation to revise or update any forward-looking information as a result of new information, future events or otherwise.

v

DOCUMENTS INCORPORATED BY REFERENCE

The disclosure documents of Emera listed below and filed with the appropriate securities commissions or similar regulatory authorities in each of the provinces of Canada and filed with the SEC (available on EDGAR at www.sec.gov) include important business and financial information about Emera and are specifically incorporated by reference into and form an integral part of this prospectus:

(a)	Annual Information Form of Emera dated March 30, 2016 for the year ended December 31, 2015, filed as Exhibit 4.1 to Emera’s Form F-10/A filed June 8, 2016;

(b)	Audited consolidated financial statements of Emera as at and for the years ended December 31, 2015 and December 31, 2014, together with the auditors’ report thereon, filed as Exhibit 4.2 to Emera’s Form F-10/A filed June 8, 2016;

(c)	Management’s Discussion and Analysis of Emera for the year ended December 31, 2015, filed as Exhibit 4.3 to Emera’s Form F-10/A filed June 8, 2016;

(d)	Unaudited comparative consolidated interim financial statements of Emera as at and for the three months ended March 31, 2016 and March 31, 2015, filed as Exhibit 4.4 to Emera’s Form F-10/A filed June 8, 2016;

(e)	Management’s Discussion and Analysis of Emera for the three months ended March 31, 2016, filed as Exhibit 4.5 to Emera’s Form F-10/A filed June 8, 2016;

(f)	Management Information Circular of Emera distributed in connection with Emera’s annual meeting of shareholders held on May 17, 2016, filed as Exhibit 4.6 to Emera’s Form F-10/A filed June 8, 2016;

(g)	Management’s Discussion and Analysis of Emera for the three month and six month periods ended June 30, 2016, filed as Exhibit 99.1 to Emera’s Form 6-K filed August 11, 2016;

(h)	Unaudited comparative consolidated interim financial statements of Emera for the three month and six month periods ended June 30, 2016 and June 30, 2015, filed as Exhibit 99.2 to Emera’s Form 6-K filed August 11, 2016;

(i)	Management’s Discussion and Analysis of Emera for the three month and nine month periods ended September 30, 2016, filed as Exhibit 99.1 to Emera’s Form 6-K filed November 9, 2016;

(j)	Unaudited comparative consolidated interim financial statements of Emera as at and for the three month and nine month periods ended September 30, 2016 and September 30, 2015, filed as Exhibit 99.2 to Emera’s Form 6-K filed November 9, 2016;

(k)	Material change report of Emera dated July 1, 2016 in respect of TECO acquisition, filed as Exhibit 99.1 to Emera’s Form F-10/A filed July 5, 2016;

(l)	Business acquisition report of Emera dated August 5, 2016 in respect of TECO acquisition, filed as Exhibit 99.1 to Emera’s Form 6-K filed August 17, 2016; and

(m)	Supplemental financial statement schedule and auditors’ report thereon dated December 1, 2016, filed on the System for Electronic Document Analysis and Retrieval (“SEDAR”) on December 1, 2016 under the designation “other,” and furnished to the SEC on Form 6-K on December 1, 2016.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed to be an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Any documents of the type required by National Instrument 44-101 Short Form Prospectus Distributions to be incorporated by reference in this prospectus, including any material change reports (excluding confidential material change reports), unaudited interim consolidated financial statements, annual consolidated financial statements and the auditors’ report thereon, management’s discussion and analysis, information circulars, annual information forms and business acquisition reports filed by us with the securities commissions or similar authorities in Canada subsequent to the date of this prospectus and prior to the termination of the exchange offer shall be deemed to be incorporated by reference in this prospectus. To the extent that any document or information incorporated by reference into this prospectus is included in a report that is filed with or furnished to the SEC on Form 40-F, 20-F, 10-K, 10-Q, 8-K or 6-K (or any respective successor form), such document or information shall also be deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. In addition, any document or information filed with or furnished to the SEC on Form 6-K should be deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part if the Form 6-K expressly so states.

Copies of Emera’s documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Emera at 5151 Terminal Road, Halifax, Nova Scotia B3J 1A1 (telephone 902-428-6096). These documents are also available through the internet on Emera’s website at www.emera.com or on SEDAR which can be accessed at www.sedar.com. These documents are also available through the internet on the SEC’s website, which can be accessed at www.sec.gov. The information contained on, or accessible through, any of these websites is not incorporated by reference into this prospectus and is not, and should not be considered to be, a part of this prospectus, unless it is explicitly so incorporated.

CURRENCY

In this prospectus, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. References to “Canadian dollars”, “$”, “CAD” or “Cdn$” are to lawful currency of Canada. References to “U.S. dollars”, “USD”, “US$” or “U.S.$” are to lawful currency of the United States of America.

The following table sets forth, for each of the periods indicated, the noon exchange rate, the average noon exchange rate and the high and low noon exchange rates of one U.S. dollar in exchange for Canadian dollars as reported by the Bank of Canada.

	Nine months ended September 30		Year ended December 31
	2016	2015	2015	2014	2013
High	1.4589	1.3413	1.3990	1.1643	1.0697
Low	1.2544	1.1728	1.1728	1.0614	0.9839
Average	1.3218	1.2600	1.2787	1.1045	1.0299
Period End	1.3117	1.3394	1.3840	1.1601	1.0636

On                     , 2016, the noon exchange rate as reported by the Bank of Canada was US$1.00 = $        .

THIRD PARTY SOURCES AND INDUSTRY DATA

This prospectus contains or incorporates by reference information from publicly available third party sources as well as industry data prepared by Emera’s management on the basis of its knowledge of the regulated electric and gas utility industry in which Emera operates (including management’s estimates and assumptions relating to the industry based on that knowledge). Emera’s management’s knowledge of the regulated utility industry has been developed through its experience and participation in the industry. Emera’s management believes that its industry data is accurate and that its estimates and assumptions are reasonable, but there can be no assurance as to the accuracy or completeness of this data. Third-party sources generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. Although Emera’s management believes it to be reliable, Emera has not independently verified any of the data from third-party sources referred to in this prospectus or analyzed or verified the underlying studies or surveys relied upon or referred to by such sources, or ascertained the underlying economic assumptions relied upon or referred to by such sources.

SUMMARY

This summary highlights the information contained elsewhere in this prospectus or incorporated by reference herein. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of the exchange offer, we encourage you to read this entire prospectus and the documents incorporated by reference herein. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements incorporated by reference into this prospectus. Unless otherwise indicated, financial information included or incorporated by reference in this prospectus is presented on an historical basis.

Our Company

Emera Incorporated (“Emera”) was incorporated in the Province of Nova Scotia in 1998 and is the direct or indirect owner of all of the shares or partnership interests in the Issuer and EUSHI, as applicable. Emera’s principal executive office is located at 5151 Terminal Road, P.O. Box 910, Halifax, NS B3J 1A1, Canada, and Emera’s telephone number is (902) 450-0507. Emera’s website address is www.emera.com. Material contained on Emera’s website is not part of and is not incorporated by reference in this prospectus.

Emera US Finance LP (the “Issuer”) is a Delaware limited partnership that was formed on May 20, 2016. The sole general partnership interest of the Issuer is owned indirectly by Emera through its wholly owned subsidiary Emera US Finance General Partner Inc. (“Issuer General Partner”). All of the limited partnership interests in the Issuer are owned directly by Emera. The Issuer exists solely for the purpose of issuing the notes to facilitate this offering and does not have any operations or assets other than interests in other financing-related entities and will not have any operating revenues.

EUSHI is a Delaware corporation that was incorporated on June 14, 2001. EUSHI is a direct, wholly owned subsidiary of Emera. EUSHI does not have any operations and serves as the holding company for certain of Emera’s assets located in the United States.

Emera is a geographically diverse energy and services company headquartered in Halifax, Nova Scotia with approximately Cdn$28 billion in assets as of September 30, 2016. Emera invests in electricity generation, transmission and distribution, gas transmission and utility energy services with a strategic focus on transformation from high carbon to low carbon energy sources. Emera has investments throughout North America and in four Caribbean countries.

THE EXCHANGE OFFER

On June 9, 2016, we privately placed US$3,250,000,000, aggregate principal amount of the old notes in a transaction exempt from registration under the Securities Act. In connection with the private placement, we entered into a registration rights agreement, dated as of June 16, 2016, with the initial purchasers of the old notes. In the registration rights agreement, we agreed to offer to exchange old notes for new notes registered under the Securities Act. We also agreed to deliver this prospectus to the holders of the old notes. In this prospectus the old notes and the new notes are referred to together as the “notes.” You should read the discussion under the heading “Description of the Notes” for information regarding the notes.

The Issuer and the guarantors of the old notes (the “guarantors”) entered into a registration rights agreement with the initial purchasers in the private offering in which the Issuer and the guarantors agreed to file a registration statement with the Securities and Exchange Commission with respect to a registered offer to exchange the old notes for the new notes, use commercially reasonable efforts to consummate the exchange offer within 365 days after the issue date of the Notes, and keep the exchange offer open for not less than 20 business days after the date notice of the exchange offer is mailed to the holders of the Notes. You are entitled to exchange in the exchange offer your old notes for new notes which are identical in all material respects to the old notes except that the new notes have been registered under the Securities Act and will not contain terms with respect to transfer restrictions in the United States, and are not entitled to registration rights and additional interest provisions applicable to the old notes.

The Exchange Offer	We are offering up to US$3.25 billion aggregate principal amount of new notes, consisting of: US$500 million aggregate principal amount of 2.150% Senior Notes due June 15, 2019, US$750 million aggregate principal amount of 2.700% Senior Notes due June 15, 2021, US$750 million aggregate principal amount of 3.550% Senior Notes due June 15, 2026, and US$1,250 million aggregate principal amount of 4.750% Senior Notes due June 15, 2046, which will be registered under the Securities Act. Old notes may be exchanged only in denominations of US$2,000 and integral multiples of US$1,000 in excess of US$2,000.

Resale	The Issuer has not entered into any arrangement or understanding with any person who will receive new notes in the exchange offer to distribute those securities following completion of the exchange offer. The Issuer is not aware of any person that will participate in the exchange offer with a view to distribute the new notes.

Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the new notes issued pursuant to the exchange offer in exchange for the old notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) in the United States without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are acquiring the new notes in the ordinary course of your business; and

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the new notes.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The letter of transmittal also includes an acknowledgment that each person participating in the exchange offer does not intend to engage in a distribution of the new notes. In addition, the letter of transmittal includes an acknowledgment for each person that is a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities that such broker-dealer will satisfy any prospectus delivery requirements in connection with any resale of new notes received pursuant to the exchange offer. This prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealers for such prospectus delivery requirements. We have agreed that, for a period of 180 days after the expiration date (as defined herein), it will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Any holder of old notes who:

•	is our affiliate;

•	does not acquire new notes in the ordinary course of its business; or

•	tenders its old notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of new notes;

cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in Shearman & Sterling (available July 2, 1993), or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes in the United States.

Expiration Date, Withdrawal of Tender

The exchange offer will expire at midnight, New York City time, on                     , 2016, unless extended by us. We do not currently intend to extend the expiration date. You may withdraw the tender of your old notes at any time prior to the expiration of the exchange offer. We will return to you any of your old notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Interest on the New Notes	The new 2019 notes will accrue interest at the rate of 2.150% per annum. The new 2021 notes will accrue interest at the rate of 2.700% per annum. The new 2026 notes will accrue interest at the rate of 3.550% per annum. The new 2046 notes will accrue interest at the rate of 4.750% per annum. On the first interest payment date following the exchange, holders of new notes will receive interest for the period from and including the last interest payment date on which interest was paid on the old notes. No additional or other interest relating to such period will be paid to such holders.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. See “The Exchange Offer—Conditions to the Exchange Offer” of this prospectus for more information.

Procedures for Tendering Old Notes	If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal together with your old notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold old notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the new notes;

•	you are acquiring the new notes in the ordinary course of your business; and

•	if you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of such new notes in the United States.

Special Procedures for Beneficial Owners	If you are a beneficial owner of old notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such old notes in the exchange offer, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures	If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests prior to the expiration date, you must tender your old notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Old Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of the exchange offer, we and the guarantors will have fulfilled a covenant contained in the registration rights agreement and, accordingly, there will be no increase in the interest rate on the old notes under the circumstances described in the registration rights agreement. If you are a holder of old notes and you do not tender your old notes in the exchange offer, you will continue to hold such old notes and you will be entitled to all the rights and limitations applicable to the old notes as set forth in the indenture governing the notes, except we and the guarantors will not have any further obligations to you to provide for the exchange and registration of untendered old notes under the registration rights agreement. To the extent that old notes are tendered and accepted in the exchange offer, the trading market, if any, for old notes that are not so tendered and accepted could be adversely affected.

Consequences of Failure to Exchange	All untendered old notes will continue to be subject to the restrictions on transfer provided for in the old notes and in the indenture governing the notes. In general, the old notes may not be offered or sold in the United States, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we and the guarantors do not currently anticipate that we will register the old notes under the Securities Act.

Certain Federal Income Tax Considerations	The exchange of old notes for new notes in the exchange offer will not constitute a taxable event for United States federal income tax purposes and no Canadian federal income tax will be payable in respect of the exchange by a Non-Canadian Holder (as defined under the heading “Certain Canadian Federal Income Tax Considerations”). See “Material United States Tax Consequences of the Exchange Offer” and “Certain Canadian Federal Income Tax Considerations.”

Accounting Treatment	We will record the new notes in our accounting records at the same carrying value as the old notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will record the expenses of the exchange offer as incurred.

Regulatory Approvals	Other than compliance with the Securities Act and other applicable securities laws and qualification of the indenture governing the notes under the Trust Indenture Act, there are no federal or state regulatory requirements that must be complied with or approvals that must be obtained in connection with the exchange offer.

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes in the exchange offer.

Exchange Agent	D.F. King & Co., Inc. is the exchange agent for the exchange offer. The contact information for the exchange agent is set forth in the section captioned “The Exchange Offer—Exchange Agent” of this prospectus.

THE NEW NOTES

The summary below describes the principal terms of the new notes. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the old notes and the new notes. The new notes are substantially identical to the old notes, except that the new notes have been registered under the Securities Act and will not have any of the transfer restrictions, additional interest provisions relating to the old notes and registration rights. The new notes will evidence the same debt as the old notes, be guaranteed by Emerson Incorporated and specified subsidiaries of Emera, Incorporated and be entitled to the benefits of the indenture. All references to “notes” below refer to the old notes and the new notes unless the context requires.

Issuer	Emera US Finance LP, a Delaware limited partnership

Notes Offered	US$3.25 billion aggregate principal amount of senior notes, consisting of:

•	US$500 million aggregate principal amount of 2.150% Senior Notes due June 15, 2019 (the “New 2019 Notes”);

•	US$750 million aggregate principal amount of 2.700% Senior Notes due June 15, 2021 (the “New 2021 Notes”);

•	US$750 million aggregate principal amount of 3.550% Senior Notes due June 15, 2026 (the “New 2026 Notes”); and

•	US$1,250 million aggregate principal amount of 4.750% Senior Notes due June 15, 2046 (the “New 2046 Notes” and, together with the New 2019 Notes, New 2021 Notes and the New 2026 Notes, the “new notes”).

Guarantors	Emera Incorporated and Emera US Holdings Inc.

Guarantees	Emera Incorporated and Emera US Holdings Inc. will fully and unconditionally guarantee, on a joint and several basis, the due and punctual payment of the principal of, premium, if any, and interest on the notes of each series and any other obligations of the Issuer under the notes of each series and the Indenture when and as they become due and payable, whether at stated maturity, upon redemption, by acceleration or otherwise if the Issuer is unable to satisfy these obligations.

Indenture	The notes and the guarantees will be issued under and governed by an indenture (the “Indenture”) to be entered into among the Issuer, the Guarantors and American Stock Transfer & Trust Company, LLC, as trustee.

Maturity Dates	The New 2019 Notes will mature on June 15, 2019.

The New 2021 Notes will mature on June 15, 2021.

The New 2026 Notes will mature on June 15, 2026.

The New 2046 Notes will mature on June 15, 2046.

Interest Payment Dates	Interest on the notes of each series will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 2016, and on the maturity date for each series of notes.

Interest Rates	New 2019 Notes: 2.150% per annum from June 16, 2016.

New 2021 Notes: 2.700% per annum from June 16, 2016.

New 2026 Notes: 3.550% per annum from June 16, 2016.

New 2046 Notes: 4.750% per annum from June 16, 2016.

Ranking	The notes of each series and the related guarantees will:

•	be unsecured,

•	be effectively junior in right of payment to all existing and future secured indebtedness (to the extent of the value of the assets securing such debt) of each of the Issuer and the Guarantors,

•	rank equally in right of payment with all existing and future unsubordinated, unsecured indebtedness of each of the Issuer and the Guarantors, and

•	be senior in right of payment to all existing and future subordinated indebtedness of each of the Issuer and the Guarantors.

The Indenture contains no restrictions on the amount of additional unsecured indebtedness that the Issuer and the Guarantors may incur or the amount of indebtedness (whether secured or unsecured) that their respective subsidiaries may incur. The Indenture permits each of the Issuer and the Guarantors to incur secured debt subject to the covenant described herein under “Description of the Notes—Covenants—Limitation on Liens.”

Optional Redemption	The Issuer may redeem the notes, in whole or in part, at any time and from time to time at the applicable redemption price, as described under the heading “Description of the Notes—Optional Redemption.”

Additional Amounts	Subject to certain exceptions and limitations described under the heading “Description of the Notes—Additional Amounts,” the Issuer will pay such Additional Amounts (as defined herein) on the notes as will result in the receipt by the holders of the notes of such amounts as would have been received by them had no withholding or deduction (that is required by law) been required. For more information regarding Additional Amounts with respect to the notes, see “Description of the Notes—Additional Amounts.”

Optional Tax Redemption

If the Issuer is required to pay Additional Amounts with respect to any series of the notes due to certain changes in tax law or within 90 days after the occurrence of an “interest tax event,” the Issuer may redeem the notes, in whole but not in part, at a redemption price equal to the principal amount thereof together with accrued and unpaid interest to the date fixed for redemption, as described under the heading “Description of the Notes—Optional Tax Redemption.”

Further Issues	The New 2019 Notes will be limited initially to US$500 million in aggregate principal amount, the New 2021 Notes will be limited initially to US$750 million in aggregate principal amount, the New 2026 Notes will be limited initially to US$750 million in aggregate principal amount, and the New 2046 Notes will be limited initially to US$1,250 million in aggregate principal amount. The Issuer may, however, “reopen” each series of notes and issue an unlimited principal amount of additional notes of that series in the future without the consent of the holders. See “Description of the Notes—General.”

Denominations	The notes of each series will be issued in minimum denomination of US$2,000 and integral multiples US$1,000 in excess thereof.

Trustee	American Stock Transfer & Trust Company, LLC

Governing Law	State of New York.

Risk Factors	An investment in the notes involves certain risks which should be carefully considered by prospective investors, including risks in respect of the Acquisition, the notes and the post-Acquisition business and operations of Emera and TECO Energy. See “Risk Factors.”

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus and the documents incorporated by reference herein before you decide to tender old notes in the exchange offer, including, without limitation, the risk factors discussed under (i) the heading “Risk Factors” in the AIF of Emera dated March 30, 2016 for the year ended December 31, 2015 (filed on EDGAR as Exhibit 4.1 to Emera’s Form F-10/A filed June 8, 2014 and incorporated by reference herein); (ii) the heading “Principal Risks and Uncertainties” in note 32 to Emera’s audited consolidated financial statements as at and for the years ended December 31, 2015 and 2014 filed on Exhibit 4.2 to Emera’s Form F-10/A filed June 8, 2016; (iii) the heading “Principal Risks and Uncertainties” in note 26 to Emera’s unaudited interim financial statements as at and for the three months ended September 30, 2016 filed on Exhibit 99.2 to Emera’s Form 6-K filed November 9, 2016; and (iv) “Risk Factors Relating to the Post-Acquisition Business and Opportunities of the Company and TECO Energy” in the Business Acquisition Report of Emera dated August 5, 2016 in respect of the TECO Acquisition filed as Exhibit 99.1 to Emera’s Form 6-K filed August 17, 2016. The risks described below are not the only risks that may affect us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or a part of your investment.

Risks Related to the Exchange Offer

If you choose not to exchange your old notes in the exchange offer, the transfer restrictions currently applicable to your old notes will remain in force and the market price of your old notes could decline.

If you do not exchange your old notes for new notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the old notes as set forth in the prospectus distributed in connection with the private offering of the old notes. In general, the old notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement entered into in connection with the private offering of the old notes, we do not intend to register resales of the old notes under the Securities Act. The tender of old notes under the exchange offer will reduce the principal amount of the old notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the old notes due to a reduction in liquidity. Holders who do not tender their old notes will not have any further registration rights or any right to receive additional interest under the registration rights agreement or otherwise.

You must follow the exchange offer procedures carefully in order to receive the new notes.

If you do not follow the procedures described in this prospectus, you will not receive any new notes. If you want to tender your old notes in exchange for new notes, you will need to contact a DTC participant to complete the book-entry transfer procedures, or otherwise complete and transmit a letter of transmittal, in each case described under “The Exchange Offer,” prior to the expiration date, and you should allow sufficient time to ensure timely completion of these procedures to ensure delivery. No one is under any obligation to give you notification of defects or irregularities with respect to tenders of old notes for exchange. For additional information, see the section captioned “The Exchange Offer” in this prospectus.

You may not be able to sell your old notes if you do not exchange them for new notes in the exchange offer.

If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer as stated in the legend on the old notes. In general, you may not reoffer, resell or otherwise transfer the old notes in the United States unless they are:

•	registered under the Securities Act;

•	offered or sold under an exemption from the Securities Act and applicable state securities laws; or

•	offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently anticipate that we will register the old notes under the Securities Act.

The market for old notes may be significantly more limited after the exchange offer and you may not be able to sell your old notes after the exchange offer.

If old notes are tendered and accepted for exchange under the exchange offer, the trading market for old notes that remain outstanding may be significantly more limited. As a result, the liquidity of the old notes not tendered for exchange could be adversely affected. The extent of the market for old notes and the availability of price quotations would depend upon a number of factors, including the number of holders of old notes remaining outstanding and the interest of securities firms in maintaining a market in the old notes. An issue of securities with a similar outstanding market value available for trading, which is called the “float,” may command a lower price than would be comparable to an issue of securities with a greater float. As a result, the market price for old notes that are not exchanged in the exchange offer may be affected adversely as old notes exchanged in the exchange offer reduce the float. The reduced float also may make the trading price of the old notes that are not exchanged more volatile.

Your old notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your old notes will continue to be subject to existing transfer restrictions and you may not be able to sell your old notes.

We will not accept your old notes for exchange if you do not follow the exchange offer procedures. We will issue new notes as part of the exchange offer only after timely receipt of your old notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your old notes, please allow sufficient time to ensure timely delivery. If we do not receive your old notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your old notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. If there are defects or irregularities with respect to your tender of old notes, we will not accept your old notes for exchange.

There is no established trading market for the new notes.

The new notes will constitute a new issue of securities with no established trading market. A trading market for the new notes may not develop. If a market does develop, it may not provide you the ability to sell your new notes. Further, you may not be able to sell your new notes at a favorable price or at all. If a market does develop, the new notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance.

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the new notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC No-Action Letter available May 13, 1988, Morgan Stanley & Co., Incorporated, SEC No-Action Letter available June 5, 1991 and Shearman & Sterling, SEC No-Action Letter available July 2, 1993, we believe that you may offer for resale, resell or otherwise transfer the new notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your new notes. In these cases, if you transfer any new note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your new notes under the Securities Act, you may incur liability under this Act. We do not and will not assume, or indemnify you against, this liability.

Risks Related to the Notes

Emera has a substantial amount of indebtedness which may adversely affect its cash flow and ability to operate its business.

Emera has incurred a significant amount of debt, including US$4.1 billion of debt of TECO Energy assumed by Emera as a result of the Acquisition. As of September 30, 2016, Emera has approximately Cdn$15.4 billion of total indebtedness outstanding.

Although the notes are designated as “Senior,” your right to receive payment on the notes and the guarantees will be unsecured and effectively subordinated to any future secured debt of the Issuer and the Guarantors, to the extent of the value of the collateral therefor. Additionally, your rights will be structurally subordinated to future indebtedness and other liabilities of Emera’s non-guarantor subsidiaries.

The notes will be general senior unsecured obligations of the Issuer and therefore will be effectively subordinated to the Issuer’s future secured indebtedness, to the extent of the value of the collateral therefor. The guarantees will be general senior unsecured obligations of each Guarantor and therefore will be effectively subordinated to future secured indebtedness of the Guarantors, to the extent of the collateral therefor. Subject to the limitation on liens covenant described under “Description of the Notes—Covenants—Limitation on Liens,” in the future, the Issuer and the Guarantors could incur a certain amount of indebtedness that is secured by their respective assets. If the Issuer defaults on the notes or certain other indebtedness, or becomes bankrupt, liquidates or reorganizes, any secured creditors could use the value of the collateral securing that debt to satisfy their secured indebtedness before you would receive any payment on the notes. If the value of such collateral is not sufficient to pay any secured indebtedness in full, the Issuer’s secured creditors would share the value of the Issuer’s other assets, if any, with you and the holders of other claims against us which rank equally with the notes. The guarantees of the notes will have a similar ranking with respect to any future secured indebtedness of the Guarantors as the notes will have with respect to any of the Issuer’s future secured indebtedness. See “Description of the Notes.”

The notes will also be structurally subordinated to any indebtedness and other liabilities of Emera’s subsidiaries (other than EUSHI and the Issuer).

As of September 30, 2016, the Issuer and the Guarantors had Cdn$4.2 billion of indebtedness, none of which was secured and Emera’s subsidiaries (other than EUSHI and the Issuer, but including TECO Energy and its subsidiaries) had Cdn$11.2 billion in indebtedness.

The Issuer or the Guarantors could enter into various transactions that could increase the amount of its outstanding indebtedness, or adversely affect their capital structure or credit ratings, or otherwise adversely affect holders of the notes.

The terms of the notes will not prevent the Issuer or the Guarantors from entering into a variety of acquisition, refinancing, recapitalization or other highly-leveraged transactions. As a result, the Issuer or the Guarantors may enter into a transaction even though the transaction could increase the total amount of their outstanding indebtedness, adversely affect their capital structure or credit ratings or otherwise adversely affect the holders of the notes.

Each Guarantor’s guarantee of the notes could be voided or subordinated by federal bankruptcy law or comparable state law provisions.

The Issuer’s obligations under the notes will be guaranteed by the Guarantors. Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, each Guarantor’s guarantee could be voided, or claims in respect of such guarantee could be subordinated to all other debts of such Guarantor if, among other things, such Guarantor, at the time it incurred the indebtedness evidenced by its guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transactions for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by a Guarantor pursuant to its guarantee could be voided and required to be returned to the Guarantor or to a fund for the benefit of the creditors of the Guarantor.

The measure of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be sure as to the standards that a court would use to determine whether or not each Guarantor was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of each guarantee of the notes would not be voided or each guarantee of the notes would not be subordinated to each Guarantor’s other debt.

If a guarantee were legally challenged, such guarantee could also be subject to the claim that, since the guarantee was incurred for the Issuer’s benefit, and only indirectly for the benefit of the Guarantor, the obligations of the Guarantor were incurred for less than fair consideration.

A court could thus void the obligations under each guarantee or subordinate each guarantee to each Guarantor’s other debt or take other action detrimental to holders of the notes.

Canadian bankruptcy and insolvency laws may impair the trustee’s ability to enforce remedies under the notes.

Emera is organized under the laws of Canada and a portion of its assets are located in Canada. The rights of the trustee to enforce remedies under the Indenture could be delayed by the restructuring provisions of applicable Canadian federal bankruptcy, insolvency and other restructuring legislation if the benefit of such legislation is sought with respect to Emera. For example, both the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada) contain provisions enabling an insolvent person to obtain a stay of proceedings against its creditors and to file a proposal or plan of compromise or arrangement to be voted on by the various classes of its affected creditors. A restructuring proposal, compromise or arrangement if accepted by the requisite majorities of each affected class of creditors, and if approved by the relevant Canadian court, would be binding on all creditors within each affected class, including those creditors that did not vote to accept the proposal, compromise or arrangement. Moreover, this legislation, in certain instances, permits the insolvent debtor to retain possession and administration of its property, subject to court oversight, even though it may be in default under the applicable debt instrument, during the period that the stay against proceedings remains in place.

Investors in the notes located outside of Canada may have difficulties enforcing civil liabilities.

Emera is incorporated under the laws of Canada. Moreover, substantially all of our directors, controlling persons and officers, as well as certain of the experts named in this offering memorandum, are residents of Canada or other jurisdictions outside of the United States, and all or a substantial portion of their assets and a substantial portion of our assets are located outside of the United States. We will agree, in accordance with the terms of the Indenture, to accept service of process in any suit, action or proceeding with respect to the Indenture or the notes brought in any federal or state court located in New York City by an agent designated for such purpose, and to submit to the jurisdiction of such courts in connection with such suits, actions or proceedings. Nevertheless, it may be difficult for holders of the notes to effect service of process within the United States upon directors, officers and experts who are not residents of the United States or to realize in the United States upon judgments of courts of the United States predicated upon civil liability under U.S. federal or state securities laws or other laws of the United States. In addition, there is doubt as to the enforceability in Canada against Emera or against Emera’s directors, officers and experts who are not residents of the United States, in original actions or in actions for enforcement of judgments of courts of the United States, of liabilities predicated solely upon U.S. federal or state securities laws.

The Issuer’s cash flow is dependent on the operating cash flows of Emera and its other subsidiaries and their ability to pay cash to the Issuer.

The Issuer’s cash flow is dependent on the operating cash flows of Emera and its subsidiaries and their ability to pay cash to the Issuer. As a result, distributions or advances from Emera and its subsidiaries are the principal source of funds necessary to meet the debt service obligations of the Issuer. Contractual provisions or laws, as well as Emera’s and its subsidiaries’ financial condition and operating requirements, may limit the ability of the Issuer to obtain cash from Emera and its subsidiaries that it requires to pay its debt service obligations, and may also limit the ability of the Guarantors to meet their obligations under their respective guarantees, including any payments required to be made under the notes. In addition, certain of Emera’s businesses are regulated by entities that possess broad oversight powers to ensure that the needs of utility customers are being met. While Emera is not currently aware of any plans to do so, such regulators could attempt to impose restrictions on the ability of Emera or its subsidiaries to pay cash to the Issuer pursuant to these broad powers. Other than EUSHI and the Issuer, the subsidiaries of Emera are legally distinct and have no obligations to pay amounts due on the indebtedness of the Issuer or the Guarantors, or to make funds available for such payment. In addition, nonguarantor subsidiaries of Emera will be permitted under the terms of the Indenture to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to the Issuer and the Guarantors. The agreements governing current and future indebtedness of Emera’s subsidiaries may not permit such subsidiaries to provide Emera with sufficient dividends, distributions or loans to fund payments on the notes when due.

The Guarantors are holding companies.

The Guarantors are holding companies and depend on dividends and other distributions from their subsidiaries. Each of Emera and EUSHI conducts substantially all its operations through subsidiaries, and those subsidiaries generate substantially all of its operating income and cash flow. As a result, distributions or advances from those subsidiaries are the principal source of funds necessary to meet the debt service obligations of the Guarantors. Contractual provisions or laws, as well as the subsidiaries’ financial condition and operating requirements, may limit the ability of the Guarantors to obtain cash from their subsidiaries that they require to pay their debt service obligations, including any payments required to be made under the notes.

An increase in interest rates could result in a decrease in the relative value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase notes and market interest rates increase, the market value of your notes may decline. We cannot predict future levels of market interest rates.

The trading prices for the notes will be directly affected by many factors, including our credit rating.

Credit rating agencies continually revise their ratings for companies they follow or discontinue rating companies, which could include us. Any ratings downgrade or decisions by a credit rating agency to discontinue rating us could adversely affect the trading price of the notes, or the trading market for the notes, to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the notes.

We expect the notes to be rated by “nationally recognized statistical rating organizations” within the meaning of the Exchange Act. The notes may in the future be rated by additional rating agencies. We cannot assure you that any rating so assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, circumstances relating to the basis of the rating, such as adverse changes to our business, so warrant. Any lowering or withdrawal of a rating by a rating agency could reduce the liquidity or market value of the notes.

Your ability to transfer the notes may be limited by the absence of a trading market for the notes.

There is no established trading market for the notes of any series, and we have no plans to list the notes or, if issued, the Exchange Notes, on a securities exchange. We have been advised by each Initial Purchaser that it presently intends to make a market in the notes of each series and, if issued, the Exchange Notes; however, no Initial Purchaser is obligated to do so. Any market making activity, if initiated, may be discontinued at any time, for any reason, without notice. If the Initial Purchasers cease to act as market makers for the notes or the Exchange Notes of any series for any reason, we cannot assure you that another firm or person will make a market in such notes or Exchange Notes. The liquidity of any market for the notes or the Exchange Notes of any series will depend upon the number of holders of such notes or Exchange Notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes or the Exchange Notes and other factors. An active or liquid trading market may not develop for the notes or the Exchange Notes of any series.

OUR COMPANY

Emera Incorporated (“Emera”) was incorporated in the Province of Nova Scotia in 1998 and is the direct or indirect owner of all of the shares or partnership interests in the Issuer and EUSHI, as applicable. Emera’s principal executive office is located at 5151 Terminal Road, P.O. Box 910, Halifax, NS B3J 1A1, Canada, and Emera’s telephone number is (902) 450-0507. Emera’s website address is www.emera.com. Material contained on Emera’s website is not part of and is not incorporated by reference in this prospectus.

Emera US Finance LP (the “Issuer”) is a Delaware limited partnership that was formed on May 20, 2016. The sole general partnership interest of the Issuer is owned indirectly by Emera through its wholly owned subsidiary Emera US Finance General Partner Inc. (“Issuer General Partner”). All of the limited partnership interests in the Issuer are owned directly by Emera. The Issuer exists solely for the purpose of issuing the notes to facilitate this offering and does not have any operations or assets other than interests in other financing-related entities and will not have any operating revenues.

EUSHI is a Delaware corporation that was incorporated on June 14, 2001. EUSHI is a direct, wholly owned subsidiary of Emera. EUSHI does not have any operations and serves as the holding company for certain of Emera’s assets located in the United States.

Emera is a geographically diverse energy and services company headquartered in Halifax, Nova Scotia with approximately Cdn$28 billion in assets as of September 30, 2016. Emera invests in electricity generation, transmission and distribution, gas transmission and utility energy services with a strategic focus on transformation from high carbon to low carbon energy sources. Emera has investments throughout North America and in four Caribbean countries.

ORGANIZATIONAL STRUCTURE

The following chart provides a summary of Emera’s organizational structure as of September 30, 2016. The chart depicts (i) Emera’s reportable segments (including consolidated and non-consolidated investments) and (ii) selected subsidiaries of Emera, including the Issuer and EUSHI.

Notes: (1) Organizational chart based on segments outlined in Emera’s Management’s Discussion and Analysis for the three month and nine month periods ended September 30, 2016 and September 30, 2015.

RECENT DEVELOPMENTS

On November 28, 2016 Emera announced that it had entered into an agreement with a syndicate led by TD Securities Inc., CIBC Capital Markets, RBC Capital Markets and Scotiabank, under which they have agreed to purchase from Emera and sell to the public 6,630,000 Common Shares of Emera. The underwriters will also have the option to purchase up to an additional 994,500 Common Shares to cover overallotments, if any, and for market stabilization purposes, during the 30 days following the closing of the offering. The purchase price of Cdn$45.25 per Common Share will result in gross proceeds to Emera of Cdn$300,007,500 (Cdn$345,008,625 if the over-allotment option is exercised in full). The net proceeds of the offering will be used for general corporate purposes. The offering is subject to the receipt of all necessary regulatory and stock exchange approvals. Closing is expected to occur on or about December 16, 2016.

On November 18, 2016 Emera announced that Scott Balfour had been appointed as Chief Operating Officer of Emera. In addition to his responsibilities for Emera’s Northeast and Caribbean operations, Mr. Balfour is now also responsible for senior executive oversight of Emera’s affiliates in Florida and New Mexico. Mr. Balfour will also provide senior executive direction to corporate functions, including Human Resources, Stakeholder Relations and Strategy Planning.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new notes pursuant to the exchange offer. In consideration for issuing the new notes as contemplated in this prospectus, we will receive in exchange a like principal amount of old notes, the terms of which are identical in all material respects to the new notes, except that the new notes are registered under the Securities Act, are not entitled to the registration rights which are applicable to the old notes, and are not subject to certain special mandatory redemption provisions applicable to the old notes. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any material change in our capitalization.

CONSOLIDATED CAPITALIZATION

There have been no material changes in the share and local capital of Emera, on a consolidated basis, since September 30, 2016, and the issuance of the new notes will not result in any material changes in our capitalization. See “Use of Proceeds.”

RATIOS OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratios of earnings to fixed charges for the periods indicated.

	Year ended December 31					Nine months ended September 30
(in millions, except ratios)	2011	2012	2013	2014	2015	2016
Ratio of earnings to fixed charges	2.1x	2.1x	2.4x	3.7x	3.1x	1.3x

EARNINGS COVERAGE RATIOS

Emera’s interest requirements on a consolidated basis on all of its outstanding debt securities amounted to Cdn$362 million and Cdn$545 million for the 12 months ended December 31, 2015 and the 12 months ended September 30, 2016, respectively. Emera’s earnings before interest and income tax for the 12 months ended December 31, 2015 and 12 months ended September 30, 2016 were Cdn$728 million and Cdn$809 million, respectively, which is 2.01 times and 1.48 times, respectively, the Company’s aggregated interest requirements for the periods.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We and the guarantors have entered into a registration rights agreement with the initial purchasers of the old notes in which we and the guarantors agreed, under some circumstances, to file a registration statement relating to an offer to exchange the old notes for new notes and to use our reasonable best efforts to consummate the exchange offer within 365 days after the issue date of the old notes and to keep the exchange offer open for at least 20 business days (or longer, if required by the federal securities laws). The new notes will have terms substantially identical to the old notes, except that the new notes will not contain terms with respect to transfer restrictions in the United States, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement. The old notes were issued on June 16, 2016.

Under the circumstances set below, we will use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the old notes within the time periods specified in the registration rights agreement and to keep such shelf registration statement continuously effective until the earlier of (A) the time when all such old notes covered by the shelf registration statement can be sold pursuant to Rule 144 without any limitations by non-affiliates of ours under clause (d) of Rule 144, (B) the date on which all such old notes are disposed of in accordance with the shelf registration statement, (C) one year after the effective date of the shelf registration statement, or (D) the old notes cease to be registrable securities. These circumstances include:

(1) effecting this exchange offer would violate any applicable law or applicable interpretations of the staff of the SEC; or

(2) for any other reason we do not consummate the exchange offer within 365 days of the issue date of the old notes; or

(3) any initial purchaser of the old notes shall notify us following consummation of the exchange offer that notes held by it are not eligible to be exchanged for new notes in the exchange offer.

Under the registration rights agreement, in the event that (i) the exchange offer registration has not been consummated or, if required in lieu thereof, such shelf registration statement has not become effective or been declared effective by the SEC within the time periods described above, or (iii) if any exchange offer registration statement or shelf registration statement is filed and declared effective but shall thereafter cease to be effective or usable (except as specifically permitted in the registration rights agreement) (each such event referred to in clauses (i) and (ii), a “Registration Default” and each period during which Registration Default has occurred and is continuing, a “Registration Default Period”), then, additional interest shall accrue in a rate equal to 0.25% per annum for the first 90 days of the Registration Default Period, and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 0.50% per annum; provided that in no event shall the additional interest on the old notes exceed 0.50% per annum. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

If we fail to comply with certain obligations under the registration rights agreement, we will be required to pay additional interest to holders of the old notes.

If you wish to exchange your old notes for new notes in the exchange offer, you will be required to make the following written representations:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 of the Securities Act;

•	you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the new notes in violation of the provisions of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the new notes; and

•	you are acquiring the new notes in the ordinary course of your business.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where the broker-dealer acquired the old notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes in the United States. See “Plan of Distribution.”

Resale of New Notes

The Issuer has not entered into any arrangement or understanding with any person who will receive new notes in the exchange offer to distribute those securities following completion of the exchange offer. The Issuer is not aware of any person that will participate in the exchange offer with a view to distribute the new notes.

Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer new notes issued in the exchange offer in the United States without complying with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the new notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the new notes; and

•	you are acquiring the new notes in the ordinary course of your business.

We have not sought, and do not intend to seek, a no-action letter from the SEC with respect to the effects of the exchange offer, and we cannot assure you that the SEC would make a similar determination with respect to the new notes as it has in such no-action letters.

If you are our affiliate or an affiliate of any guarantor, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the new notes, or are not acquiring the new notes in the ordinary course of your business:

•	you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

•	in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes in the United States.

This prospectus may be used for an offer to resell, resale or other transfer of new notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes in the United States. Please read “Plan of Distribution” for more details regarding the transfer of new notes.

Terms of the Exchange Offer

On the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange in the exchange offer any old notes that are properly tendered and not withdrawn prior to the expiration date. old notes may only be tendered in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess of US$2,000. We will issue new notes in a principal amount identical to old notes surrendered in the exchange offer.

The form and terms of the new notes will be substantially identical to the form and terms of the old notes except the new notes will be registered under the Securities Act, will not bear legends restricting their transfer in the United States and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to complete the exchange offer, or file, and cause to be effective, a registration statement, if required thereby, within the specified time periods described above. The new notes will evidence the same continuing debt as is evidenced by the old notes and will not constitute a new debt. The new notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes. Consequently, the old notes and the new notes will be treated as a single class of debt securities under the indenture. For a description of the indenture, see “Description of the new notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, US$3.25 billion aggregate principal amount of new notes, consisting of: US$500 million aggregate principal amount of 2.150% Senior Notes due June 15, 2019, US$750 million aggregate principal amount of 2.700% Senior Notes due June 15, 2021, US$750 million aggregate principal amount of 3.550% Senior Notes due June 15, 2026, and US$1,250 million aggregate principal amount of 4.750% Senior Notes due June 15, 2046 are outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act, the Exchange Act and other applicable securities laws, and the rules and regulations of the SEC. old notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the indenture relating to the old notes and the registration rights agreement, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

We will be deemed to have accepted for exchange properly tendered old notes when we have given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us and delivering new notes to holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer and to refuse to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offer.”

If you tender your old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offer. It is important that you read “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date, Extensions and Amendments

As used in this prospectus, the term “expiration date” means midnight, New York City time, on,                     , 2016. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of the exchange offer.

To extend the period of time during which the exchange offer is open, we will notify the exchange agent of any extension by written notice, followed by notification by press release or other public announcement to the registered holders of the old notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any old notes (only in the case that we amend or extend the exchange offer);

•	to extend the exchange offer or to terminate the exchange offer and refuse to accept old notes not previously accepted if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied, by giving written notice of such delay, extension or termination to the exchange agent; and

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period, if necessary, so that at least five business days remain in such offer period following notice of the material change.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice to the registered holders of the old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the old notes of that amendment.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and we may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if in our reasonable judgment:

•	the exchange offer or the making of any exchange by a holder violates any applicable law or interpretation of the SEC;

•	any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer or to realize the anticipated benefits of the exchange offer;

•	there shall have occurred: (a) any general suspension of or limitation on trading in securities in Canadian or United States securities or financial markets, whether or not mandatory, (b) any material adverse change in the prices of the old notes that are the subject of the exchange offer, (c) a material impairment in the general trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in Canada or the United States, whether or not mandatory, (e) a commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to Canada or the United States, (f) any limitation, whether or not mandatory, by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in Canada or the United States, (g) any material adverse change in the securities or financial markets in Canada or the United States generally or (h) in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; or

•	the Trustee (as defined below) with respect to the Indenture for the old notes that are the subject of the exchange offer and the new notes to be issued in the exchange offer shall have been directed by any holders of old notes to object in any respect to, or take any action that could adversely affect the consummation of the exchange offer or the exchange of old notes for new notes under the exchange offer, or the Trustee shall have taken any action that challenges the validity or effectiveness of the procedures used by us in making the exchange offer or the exchange of old notes for new notes under the exchange offer.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us:

•	the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering old notes” and “Plan of Distribution”; or

•	any other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the new notes under the Securities Act.

We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving written notice of such extension to their holders. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give written notice of any extension, amendment, non-acceptance or termination to the exchange agent and holders of the old notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration date.

In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any such old notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the “TIA”).

Interest on the new notes

The New 2019 Notes will accrue interest at the rate of 2.150% per annum. The New 2021 Notes will accrue interest at the rate of 2.700% per annum. The New 2026 Notes will accrue interest at the rate of 3.550% per annum. The New 2046 Notes will accrue interest at the rate of 4.750% per annum. On the first interest payment date following the exchange, holders of new notes will receive interest for the period from and including the last interest payment date on which interest was paid on the old notes; provided that holders of old notes who become holders on or after the record date for an interest payment date and who participate in the exchange will receive interest from and including such interest payment date. Interest on the new notes of each series will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 2016, and on the maturity date for each series of notes.

Procedures for Tendering old notes

To tender your old notes in the exchange offer, you must comply with either of the following:

•	complete, sign and date the letter of transmittal and have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal (or a copy thereof if the letter of transmittal does not require a signature guarantee), to the exchange agent at the address set forth below under “—Exchange Agent” prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive certificates for the old notes along with the letter of transmittal prior to the expiration date;

•	the exchange agent must receive a timely confirmation of book-entry transfer of the old notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below and a properly transmitted agent’s message prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of old notes, letter of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing old notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the old notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either:

•	make appropriate arrangements to register ownership of the old notes in your name; or

•	obtain a properly completed bond power from the registered holder of old notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date. Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the old notes surrendered for exchange are tendered:

•	by a registered holder of the old notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any old notes listed on the old notes, such old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the old notes, and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal, any certificates representing old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender old notes. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the old notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering old notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

DTC is referred to herein as a “book-entry transfer facility.”

Acceptance of new notes

Upon satisfaction or waiver off all of the conditions to the exchange offer, see “—Conditions to the Exchange Offer,” we will promptly issue new notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By tendering old notes pursuant to the exchange offer, you will represent to us that, among other things:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in a distribution of the new notes; and

•	you are acquiring the new notes in the ordinary course of your business.

In addition, each broker-dealer that is to receive new notes for its own account in exchange for old notes must represent that such old notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes in the United States. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

We will interpret the terms and conditions of the exchange offer, including the letter of transmittal and the instructions to the letter of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of old notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes if the acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular old notes prior to the expiration date.

Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor will any of them incur any liability for any failure to give notification. Any old notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the old notes at DTC, as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the old notes by causing the book-entry transfer facility to transfer those old notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of old notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” and an agent’s message prior to the expiration date, or the guaranteed delivery procedure described below must be complied with. Book-entry tenders will not be deemed made until the book-entry confirmation and agent’s message are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date may tender their old notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your old notes but your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC’s Automatic Tender Offer Program in the case of old notes, prior to the expiration date, you may still tender if:

•	you are acquiring the new notes in the ordinary course of your business.

•	the tender is made through an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission (if the notice of guaranteed delivery does not require a signature guarantee), mail, or hand delivery or a properly transmitted agent’s message, that (1) sets forth your name and address, the certificate number(s) of such old notes and the principal amount of old notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or copy thereof, together with the old notes, and any other documents required by the letter of transmittal, or a book-entry confirmation and an agent’s message will be deposited by the eligible guarantor institution with the exchange agent; and

•

the exchange agent receives the properly completed and executed letter of transmittal or copy (if the letter of transmittal does not require a signature guarantee) thereof and all other documents required by the letter of transmittal, as well as certificate(s) representing all tendered old notes in proper form for transfer or a book-entry confirmation of transfer of the old notes into the exchange agent’s account at DTC and agent’s message within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you hold certificated notes and you wish to tender your old notes according to the guaranteed delivery procedures.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of old notes at any time prior to midnight, New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at its address set forth below under “—Exchange Agent”, such notice of withdrawal may be delivered by mail or hand delivery or by facsimile transmission (if no medallion guarantee of signatures is required); or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the certificate numbers and principal amount of the old notes;

•	in the case of old notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the old notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility;

•	contain a statement that such holder is withdrawing its election to have such old notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustees with respect to the old notes in the name of the person withdrawing the tender; and

•	specify the name in which such old notes are registered, if different from the person who tendered such old notes.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and the signatures in the notice of withdrawal must be guaranteed by an eligible institution unless you are an eligible guarantor institution.

If old notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form and eligibility, including time of receipt of notices of withdrawal, and our determination will be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the old notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following the procedures described under “—Procedures for Tendering old notes” above at any time on or prior to the expiration date.

Exchange Agent

D.F. King & Co., Inc. has been appointed as the exchange agent for the exchange offer. You should direct all executed letters of transmittal and any notices of guaranteed delivery and all questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

D.F. King & Co., Inc.

48 Wall Street—22nd Floor

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (800) 817-5468

Email: EMA@dfking.com

If you deliver the letter of transmittal or the notice of guaranteed delivery to an address other than the one set forth above or transmit instructions via facsimile (if the letter of transmittal or the notice of guaranteed delivery does not require a signature guarantee) to a number other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the new notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses as well as the reasonable fees and expenses of its counsel. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of old notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of old notes pursuant to the exchange offer.

Accounting Treatment

We will record the new notes in our accounting records at the same carrying value as the old notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will record the expenses of the exchange offer as incurred.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

In addition, holders who instruct us to register new notes in the name of a person other than the registered tendering holder of old notes tendered will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

If you do not exchange your old notes for new notes under the exchange offer, your old notes will remain subject to the restrictions on transfer of such old notes:

•	as set forth in the legend(s) printed on the old notes as a consequence of the issuance of the old notes pursuant to the exemption from, or in transactions not subject to, the registration requirements of the Securities Act and/or applicable state and other securities laws; and

•	as otherwise set forth in the offering circular distributed in connection with the private offering.

In general, you may not offer or sell your old notes in the United States unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

In addition, we reserve the right, in our sole discretion, subject to the provisions of the indenture pursuant to which the old notes were issued:

•	to purchase or make offers for any old notes that remain outstanding subsequent to the expiration date or, as described under “—Conditions to the Exchange Offer,” to terminate the exchange offer,

•	to redeem old notes as a whole, or in part, at any time and from time to time, as described under “Description of the New Notes-Optional Redemption,” and

•	to the extent permitted under applicable law, to purchase old notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers could differ from the terms of the exchange offer.

We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

DESCRIPTION OF THE NEW NOTES

As used below, the terms (i) “we,” “our,” and “us” refer to Emera Incorporated, Emera US Finance LP, Emera US Holdings Inc., and, if the context requires, Emera Incorporated’s subsidiaries, (ii) “Emera” refers to Emera Incorporated and, if the context requires, its subsidiaries, (iii) the “Issuer” refers to Emera US Finance LP (iv) the “Guarantors” refers collectively to Emera Incorporated and Emera US Holdings Inc., and (v) “EUSHI” refers to Emera US Holdings Inc.

General

The old notes were issued under an indenture (the “Indenture”) dated as of June 16, 2016 among us, the guarantors party thereto and American Stock Transfer & Trust Company, LLC, as trustee (the “Trustee”). The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the “TIA”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The following is a summary of the material terms and provisions of the Notes and the Indenture. However, this summary does not purport to be a complete description of the Notes or the Indenture and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture, a copy of which is available from us upon request. We urge you to read the Indenture carefully because it, and not the following description, will govern your rights as a holder of the Notes.

The Indenture does not limit the aggregate principal amount of debt securities which the Issuer may issue under it and provides that the Issuer may issue debt securities under it from time to time in one or more series. The Old 2019 Notes, the Old 2021 Notes, the Old 2026 Notes and the Old 2046 Notes were issued as a separate series.

The Issuer may “reopen” each series of notes and issue additional notes of any series (the “additional notes”) from time to time without notice or the consent of holders of the notes. If the Issuer reopens a series of notes, the period of any resale restriction applicable to the notes of such series may be extended to the last day of the term of any resale restrictions imposed on any notes of such series sold under any such reopening. The new notes of each series and any additional notes of that series subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments and redemptions; provided that if such additional notes are not fungible with the notes of the applicable series offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP and/or ISIN number. Except as otherwise specified herein, all references to the notes of any series include any additional notes of that series.

The terms of the notes included those expressly set forth in the Indenture those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

This description of the notes is intended to be a useful overview of the material provisions of the notes, the Guarantees and the Indenture. Since this description is only a summary, you should refer to the Indenture for a complete description of the obligations of the Issuer and the Guarantors and your rights.

Interest

The Issuer issued the old notes initially with a maximum aggregate principal amount of $325 billion, and will issue the new notes in such amounts as are tendered for exchange pursuant to this prospectus. Interest on the New 2019 Notes will begin to accrue on December 16, 2016, at the rate of 2.150% per annum. Interest on the New 2021 Notes will begin to accrue on December 16, 2016, at the rate of 2.700% per annum. Interest on the New 2026 Notes will begin to accrue on December 16, 2016, at the rate of 3.550% per annum. Interest on the New 2046 Notes will begin to accrue on December 16, 2016, at the rate of 4.750% per annum. Additional interest may also accrue on the notes in the circumstances described under “Additional Interest” above and all references to “interest” in this description include any such additional interest that may be payable on the notes.

Interest on the notes of each series will be payable semi-annually in arrears on June 15 and December 15 of each year, beginning December 15, 2016, to the persons in whose names such notes are registered at the close of business on the preceding June 1 and December 1, respectively (whether or not a business day). In the event that any interest payment date for the notes (other than the interest payment date that is the maturity date of the notes) would otherwise be a day that is not a business day, the interest payment date will be postponed to the next succeeding business day and holders thereof will not be entitled to any further interest or other payment as a result of any such delay. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking

Each series of the notes will:

•	be unsecured;

•	be effectively junior in right of payment to all of the Issuer’s existing and future secured indebtedness (to the extent of the value of the assets securing such debt);

•	rank equally in right of payment with all of the Issuer’s existing and future unsubordinated, unsecured indebtedness, and;

•	be senior in right of payment to all of the Issuer’s existing and future subordinated indebtedness; and

•	will be guaranteed by the Subsidiary Guarantors on a senior unsecured basis as described below under “Subsidiary Guarantees.”

The notes will be fully and unconditionally guaranteed, on a joint and several basis, by each of the Guarantors pursuant to the Guarantees. Each Guarantee will be a direct, unsecured and unsubordinated obligation of each Guarantor and will have the same ranking with respect to indebtedness of such Guarantor as the notes will have with respect to the Issuer’s indebtedness. See “—Guarantees.”

As of September 30, 2016 the Issuer and the Guarantors had Cdn$4.2 billion of indebtedness, none of which was secured, and Emera’s subsidiaries (other than EUSHI and the Issuer, but including TECO Energy and its subsidiaries) had Cdn$11.2 billion in indebtedness.

Guarantees

Each Guarantor will fully and unconditionally guarantee, on a joint and several basis, the due and punctual payment of the principal of, premium, if any, and interest on the notes of each series and any other obligations of the Issuer under the notes of each series when and as they become due and payable, whether at stated maturity, upon redemption, by acceleration or otherwise if the Issuer is unable to satisfy these obligations.

Emera is a holding company and conducts substantially all of its business through its direct and indirect operating subsidiaries. EUSHI, a direct subsidiary of Emera, serves as a holding company for Emera’s current assets located in the United States and, upon consummation of the Acquisition, for the TECO Energy assets. The principal sources of income of Emera and EUSHI are the dividends and distributions they receive from their subsidiaries.

The Guarantees will be the joint and several obligations exclusively of Emera and EUSHI. None of Emera’s direct and indirect subsidiaries (other than EUSHI) will guarantee or otherwise be responsible for the payment of principal of, any premium or interest or other payments required to be made by the Guarantors under the Guarantees. Accordingly, obligations of the Guarantors under the Guarantees will be structurally subordinated to all existing and future liabilities (including trade payables and indebtedness) of Emera’s direct and indirect subsidiaries (other than EUSHI). In the event of an insolvency, liquidation or other reorganization of any of

Emera’s subsidiaries (other than EUSHI), the creditors of the Guarantors (including the holders of the notes) will have no right to proceed against the assets of such subsidiary. Also, creditors of such subsidiary would generally be entitled to payment in full from such assets before any assets are made available for distribution to the Guarantors. As of September 30, 2016, Emera’s subsidiaries (other than EUSHI and the Issuer) had Cdn$11.2 billion of indebtedness.

The Indenture provides that upon a default in payment of principal or any premium or interest on a note, the holder of the notes may institute legal proceedings directly against the Guarantors to enforce the Guarantees without first proceeding against the Issuer. The obligations of each Guarantor under the Guarantees of the notes will be limited as necessary to prevent such Guarantees from constituting a fraudulent conveyance or fraudulent transfer under applicable law

Optional Redemption

Prior to the maturity date, the New 2019 Notes will be redeemable, at the Issuer’s option, at any time in whole, or from time to time in part, at a price equal to the greater of:

•	100% of the principal amount of the New 2019 Notes of to be redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the redemption price) on the New 2019 Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield, plus 20 basis points;

plus, in either case, accrued and unpaid interest to the date of redemption.

Prior to the applicable Par Call Date, the New 2021 Notes, the New 2026 Notes and the New 2046 Notes will be redeemable, at the Issuer’s option, at any time in whole, or from time to time in part, at a price equal to the greater of:

•	100% of the principal amount of the notes of such series to be redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the redemption price) on the notes of such series to be redeemed that would be due if such notes matured on the applicable Par Call date (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield, plus basis 25 points in the case of the New 2021 Notes, 30 basis points in the case of the New 2026 Notes and 35 basis points in the case of the New 2046 Notes;

plus, in any case, accrued and unpaid interest to the date of redemption.

On or after the applicable Par Call Date, the New 2021 Notes, the New 2026 Notes and the New 2046 Notes will be redeemable, at the Issuer’s option, at any time in whole, or from time to time in part, at a price equal to 100% of the principal amount of the notes of such series to be redeemed plus accrued and unpaid interest on the notes to be redeemed to the date of redemption.

For purposes of determining the optional redemption price, the following definitions are applicable:

“Comparable Treasury Issue” means (i) in the case of the New 2019 Notes, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the New 2019 Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the notes of such series, and (ii) in the case of the New 2021 Notes, the New 2026 Notes and the New 2046 Notes, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes of the applicable series to be redeemed, calculated as if the maturity date of such notes were the Par Call Date (the “Remaining Life”), that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of the notes of such series.

“Comparable Treasury Price” means, with respect to any redemption date and as determined by the Independent Investment Banker, (i) the average of the Reference Treasury Dealer Quotations obtained by the Independent Investment Banker for the redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means J.P. Morgan Securities LLC or Scotia Capital (USA) Inc. (and their respective successors), or, if each of such firms is unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

“Par Call Date” means May 15, 2021 (one month prior to the maturity date) in the case of the New 2021 Notes, March 15, 2026 (three months prior to the maturity date) in the case of the New 2026 Notes and December 15, 2045 (six months prior to the maturity date) in the case of the New 2046 Notes.

“Primary Treasury Dealer” means any primary U.S. Government securities dealer in the United States.

“Reference Treasury Dealer” means (i) each of J.P. Morgan Securities LLC and Scotia Capital (USA) Inc. (or their respective affiliates which are Primary Treasury Dealers), and any other Primary Treasury Dealer designated by, and not affiliated with, J.P. Morgan Securities LLC and Scotia Capital (USA) Inc., or their respective successors, provided, however, that if any of the foregoing, or any of their respective designees, ceases to be a Primary Treasury Dealer, the Issuer will appoint another Primary Treasury Dealer as a substitute and (ii) any other Primary Treasury Dealer selected by the Issuer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the notes of a series, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for such notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Yield” means, with respect to any redemption date applicable to the notes of a series, the rate per annum equal to the semi-annual equivalent yield to maturity (computed by the Independent Investment Banker as of the third business day immediately preceding such redemption date) of the applicable Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

The Issuer will deliver notice of redemption at least 30 days but not more than 60 days before the applicable redemption date to each holder of the notes to be redeemed. If the Issuer elects to redeem the notes in part, the Trustee will select the notes to be redeemed in a fair and appropriate manner in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances (or, in the case of notes evidenced by global notes, in accordance with the Depository’s applicable procedures).

Notes called for redemption will be redeemed in principal amounts of US$2,000 or any integral multiple of US$1,000 in excess of US$2,000. Upon the payment of the redemption price, premium, if any, plus accrued and unpaid interest, if any, to the date of redemption, interest will cease to accrue on and after the applicable redemption date on the notes called for redemption.

Once a notice of redemption is given in accordance with the Indenture, the notes called for redemption become due and payable on the applicable redemption date.

Additional Amounts

All payments made by or on behalf of Emera, EUSHI or the Issuer under or with respect to the notes or the Guarantees will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge imposed or levied by or on behalf of the Government of Canada or any province or territory thereof or by any authority or agency therein or thereof having power to tax (“Canadian Taxes”), unless Emera, EUSHI or the Issuer, as the case may be, is required to withhold or deduct Canadian Taxes by law or by the interpretation or administration thereof. If Emera, EUSHI or the Issuer, as the case may be, is so required to withhold or deduct any amount for or on account of Canadian Taxes from any payment made under or with respect to the notes or the Guarantees, Emera, EUSHI or the Issuer, as the case may be, will pay to each holder of such notes as additional interest such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each such holder after such withholding or deduction (and after deducting any Canadian Taxes on such Additional Amounts) will not be less than the amount such holder would have received if such Canadian Taxes had not been withheld or deducted. However, no Additional Amounts will be payable with respect to a payment made to a recipient or beneficial owner of such payment:

•	with which Emera, EUSHI, the Issuer or a partner of the Issuer or the Issuer General Partner, as the case may be, does not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

•	which is liable to such Canadian Taxes by reason of the recipient or beneficial owner being a resident, domicile or national of, or engaged in business or maintaining a permanent establishment or other physical presence in or otherwise having some connection with Canada or any province or territory thereof otherwise than by the mere holding of notes or the receipt of payments thereunder;

•	which is subject to such Canadian Taxes by reason of the failure of the recipient or beneficial owner to comply with any certification, identification, documentation or other reporting requirements if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Canadian Taxes;

•	which is subject to such Canadian Taxes by reason of the legal nature of the recipient or beneficial owner disentitling such recipient or beneficial owner to the benefit of an applicable treaty if and to the extent that the application of such treaty would have resulted in the reduction or elimination of any Canadian Taxes as to which Additional Amounts would have otherwise been payable to a notes holder on behalf of such beneficial owner;

•	which failed to duly and timely comply with a timely request by Emera, EUSHI or the Issuer, as the case may be, to provide information, documents, certification or other evidence concerning such recipient or beneficial owner’s nationality, residence, entitlement to treaty benefits, identity or connection with Canada or any political subdivision or authority thereof, if and to the extent that due and timely compliance with such request would have resulted in the reduction or elimination of any Canadian Taxes as to which Additional Amounts would have otherwise been payable to a recipient or beneficial owner but for this clause;

•	which is a fiduciary, limited liability company, partnership or any person other than the sole beneficial owner, to the extent that, any beneficiary or settlor of such fiduciary, any member of such limited liability company, any partner in such partnership or the beneficial owner of such payment (as the case may be) would not have been entitled to receive Additional Amounts with respect to such payment if such beneficiary, settlor, member, partner or beneficial owner had been the recipient of such payment; or

•	which is subject to such Canadian Taxes by reason of any combination of the above.

In addition, no Additional Amounts will be payable on account of:

•	any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

•	any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

•	any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

•	any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by at least one other paying agent;

•	any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

•	any tax, assessment or other governmental charge imposed under any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986; or

•	any combination of any of the foregoing exceptions.

The Issuer will also (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

The Issuer will furnish to the holders of the notes within 60 days after the date the payment of any Canadian Taxes is due pursuant to applicable law, certified copies of tax receipts or other documents evidencing such payment by the Issuer.

In the event the Issuer fails to remit any Canadian Taxes in respect of which Additional Amounts are payable, the Issuer will indemnify and hold harmless each holder of notes (other than, for certainty, a recipient or beneficial owner not entitled to receive Additional Amounts) and upon written request reimburse each such holder for the amount, excluding any payment of Additional Amounts by the Issuer, of:

•	any Canadian Taxes levied or imposed and paid by such holder as a result of payments made under or with respect to the notes;

•	any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; and

•	any Canadian Taxes imposed with respect to any reimbursement under the preceding two bullet points, but excluding any such Canadian Taxes on such holder’s net income.

Wherever in the Indenture there is mentioned, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to the notes or the Guarantees, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Optional Tax Redemption

The notes will be subject to redemption at any time, in whole but not in part, at a redemption price equal to the principal amount thereof together with accrued and unpaid interest to the date fixed for redemption, upon the giving of a notice as described below, if the Issuer (or its successor) determines that (i) as a result of (A) any amendment to or change (including any announced prospective change) in the laws (or any regulations thereunder) of Canada (or the jurisdiction of organization of the successor to the Issuer, EUSHI or Emera, as the case may be) (a “Relevant Taxing Jurisdiction”) or of any political subdivision or taxing authority thereof or therein, as applicable, or (B) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination), which amendment or change is announced or becomes effective on or after June 9, 2016 (or the date a party organized in a jurisdiction other than Canada or the United States becomes a successor to the Issuer, EUSHI or Emera, as the case may be), the Issuer, EUSHI or Emera, as the case may be, has or will become obligated to pay, on the next succeeding date on which interest is due, Additional Amounts with respect to the notes or the Guarantees as described under “—Additional Amounts,” (ii) on or after June 9, 2016 (or the date a party organized in a jurisdiction other than Canada or the United States becomes a successor of the Issuer, EUSHI or Emera), any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, a Relevant Taxing Jurisdiction or any political subdivision or taxing authority thereof or therein, including any of those actions specified in (i) above, whether or not such action was taken or decision was rendered with respect to the Issuer, EUSHI or Emera, as the case may be, or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to the Issuer, EUSHI or Emera, as the case may be, of Canadian legal counsel of recognized standing, will result in the Issuer, EUSHI or Emera, as the case may be, becoming obligated to pay, on the next succeeding date on which interest is due, Additional Amounts with respect to the notes and, in any such case, in business judgment of the Issuer, EUSHI or Emera, as the case may be, the Issuer, EUSHI or Emera, as the case may be, determines that such obligation cannot be avoided by the use of reasonable measures available to the Issuer, EUSHI or Emera, as the case may be, or (iii) an “interest tax event” has occurred within 90 days of the date fixed for redemption.

“Interest tax event” means the receipt by the Issuer, EUSHI or Emera of an opinion of independent counsel experienced in such matters to the effect that, as a result of any:

•	amendment to, clarification of or change (including any officially announced prospective change) in the laws or treaties of the United States or Canada, as the case may be, or any political subdivision or taxing authority thereof or therein, or any regulations under those laws or treaties, that is enacted or effective on or after the initial issuance of the notes;

•	administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or other similar announcement, including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation, that is taken on or after the initial issuance of the notes;

•	amendment to, clarification of or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known, that is enacted or effective on or after the initial issuance of the notes; or

•	threatened challenge asserted in writing in connection with an audit of the Issuer or its partners, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the notes, which challenge is asserted against the Issuer or its partners or becomes publicly known on or after the initial issuance of the notes;

it is more likely than not that the Issuer or its partners (other than Emera acting in its capacity as Guarantor) will be denied a current deduction in whole or in part in calculating its income tax liability in the United States or Canada that is attributable to any portion of the interest payable on the notes.

In the event that we elect to redeem a series of notes pursuant to the provisions set forth in the preceding paragraph, we shall deliver to the Trustee a certificate, signed by an authorized officer, stating that we are entitled to redeem such series of notes pursuant to their terms.

Notice of intention to redeem such series of notes will be given not more than 60 nor less than 30 days prior to the date fixed for redemption and will specify the date fixed for redemption.

Restrictions On Transfer

The notes will be subject to restrictions on transfer and will bear a restrictive legend substantially as described in “Transfer Restrictions.”

Covenants

Various capitalized terms used within this “Covenants” subsection are defined at the end of this subsection.

Limitation On Liens

While the notes remain outstanding, neither the Issuer nor the Guarantors will create, incur, issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, charge, lien, pledge or security interest (together, “liens”) in any shares of the capital stock or other equity interests of any subsidiary now or hereafter directly owned by the Issuer or the Guarantors, or otherwise encumber any assets owned directly by the Issuer or the Guarantors unless at the same time all the notes then outstanding shall be secured equally and ratably with such indebtedness until such time as such indebtedness is no longer secured by such lien; provided that this covenant will not apply to each of the following:

(i)	Purchase Money Mortgages and Capital Lease Obligations;

(ii)	liens securing Non-Recourse Debt;

(iii)	liens on property of an entity existing at the time such entity is merged into or consolidated with the Issuer or the Guarantors or incurred within 180 days of the time of merger or consolidation thereof or at the time of a sale, lease or other disposition to the Issuer or the Guarantors of the properties of an entity, provided that such liens on property were not created in anticipation of the merger, consolidation, sale, lease or other disposition;

(iv)	liens on any shares of the capital stock or other equity interests of any entity existing at the time such entity becomes a subsidiary of the Issuer or any Guarantor;

(v)	liens in favor of the Issuer, the Guarantors or any of their respective subsidiaries;

(vi)	liens existing at the date of issuance of the notes;

(vii)	(A)liens for taxes and assessments not overdue and securing workmen’s compensation assessments, unemployment insurance or other social security obligations;

(B)	liens for specified taxes and assessments which are overdue but the validity of which is being contested at the time by the Issuer or the Guarantors in good faith;

(C)	liens or rights of distress reserved in or exercisable under any lease for rent and for compliance with the terms of such lease;

(D)	deposits or liens in connection with contracts, bids, tenders or expropriation proceedings, or to secure surety or appeal bonds, costs of litigation when required by law, public and statutory obligations, liens or claims incidental to current construction, mechanics’, laborers”, materialmen’s, warehousemen’s, carriers’ and other similar liens;

(E)	the right reserved to or vested in any municipality or governmental or other public authority by any statutory provision or by the terms of any lease, license, franchise, grant or permit, which affects any land, to terminate any such lease, license, franchise, grant or permit or to require annual or other periodic payments as a condition to the continuance thereof;

(F)	undetermined or inchoate liens and charges incidental to the current operations of the Issuer or the Guarantors, as the case may be, which have not at the time been filed against the Issuer or the Guarantors, as the case may be, provided, however, that if any such lien or charge shall have been filed, the Issuer or the Guarantors, as the case may be, shall be prosecuting an appeal or proceedings for review with respect to which it shall have secured a stay in the enforcement of any such lien or charge;

(G)	any mortgage, charge, lien, security interest or encumbrance the validity of which is being contested at the time by the Issuer or the Guarantors in good faith or payment of which has been provided for by deposit with the Trustee of an amount in cash sufficient to pay the same in full;

(H)	liens and privileges arising out of judgments or awards with respect to which the Issuer or the Guarantors shall be prosecuting an appeal or proceedings for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review;

(I)	liens in favor of issuers of surety or performance bonds or letters of credit, bank guarantees, bankers’ acceptances or similar credit transactions issued pursuant to the request of and for the account of such person in ordinary course of business;

(J)	liens created by us under or in connection with or arising out of a currency, interest rate or commodity agreement or any transactions or arrangements entered into in connection with the hedging or management of risks relating to the electricity or natural gas distribution industry, including a right of set off or right over a margin call account or any form of cash or cash collateral or any similar arrangement for obligations incurred in respect of currency, interest rate or commodity agreements; or

(K)	any other liens of a nature similar to the foregoing which do not materially impair the use of the property subject thereto or the operation of the business of the Issuer or the Guarantors or the value of such property for the purpose of such business;

(viii)	liens on property of the Issuer or the Guarantors which, in aggregate, do not exceed fifteen percent (15%) of consolidated net assets of Emera and its consolidated subsidiaries;

(ix)	liens incurred in connection with development, pollution control, industrial revenue or similar financings; and

(x)	any refinancing, extensions, renewal, alteration, substitution or replacement (or successive refinancings, extensions, renewals, alterations, substitutions or replacements), in whole or in part, of any lien or similar interest referred to in the foregoing clauses (i) through (ix), provided the refinancing, extension, renewal, alteration, substitution or replacement of such lien or similar interest is limited to all or any part of the same property that secured the lien or similar interest refinanced, extended, renewed, altered, substituted or replaced (plus improvements on such property) and the principal amount of the obligations secured thereby is not thereby increased.

Consolidation, Merger, Conveyance or Transfer

The Indenture will limit the ability of the Issuer and the Guarantors to enter into mergers, consolidations or transfers of all of their respective assets. Accordingly, neither the Issuer nor the Guarantors will be permitted to consolidate or merge with any other entity or convey, transfer or lease all or substantially all of its assets or properties to any entity unless:

•	with respect to the Issuer or EUSHI, that entity is organized under the laws of the United States or any state thereof or the District of Columbia, Canada or any province or territory thereof, or Bermuda or The Cayman Islands; provided, however, that if that entity is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia, or the laws of Canada or any province or territory thereof, that entity assumes obligations of the Issuer or EUSHI, as the case may be, to pay Additional Amounts, substituting the name of such successor jurisdiction for Canada in each place that Canada appears in “Additional Amounts” below;

•	that entity assumes the obligations of the Issuer, Emera or EUSHI, as applicable, under the Indenture;

•	after giving effect to the transaction, the Issuer, Emera or EUSHI, as applicable, is not in default under the Indenture; and

•	the Issuer, Emera or EUSHI, as applicable, delivers to the Trustee an officer’s certificate and an opinion of counsel to the effect that the transaction complies with the Indenture.

Provision of Financial Information

Regardless of whether Emera is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture will require Emera to provide to the Trustee:

•	within 140 days after the end of the fiscal year, the information required to be contained in reports on Form 40-F or Form 20-F, as applicable, or any successor form, provided, however, that neither management’s report on internal control over financial reporting required by Section 13a-15(c) of the Exchange Act nor the annual disclosure of changes in internal control over financial reporting required by Section 13a-15(d) of the Exchange Act for foreign private issuers (which, for the avoidance of doubt, shall include the associated certifications of the principal executive and financial officers required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002) shall be required to be included until Emera’s second annual report on Form 40-F or Form 20-F, as applicable, filed with the SEC; and

•	within 65 days after the end of each of the first three fiscal quarters of each fiscal year, the information required to be contained in reports on Form 6-K (or any successor form), containing the information which, regardless of applicable requirements shall, at a minimum, contain such information required to be provided in quarterly reports under the laws of Nova Scotia, including applicable securities laws and the rules of the Toronto Stock Exchange or any province thereof to security holders of a corporation with securities listed on the Toronto Stock Exchange, whether or not Emera has any of our securities listed on such exchange.

Emera is a foreign private issuer eligible to use the Multi-Jurisdictional Disclosure System available to certain issuers incorporated pursuant to the laws of a Canadian province. As such, Emera is exempt from certain sections of the Exchange Act that U.S. issuers would otherwise be subject to, including the requirement to provide information statements or proxy statements that comply with U.S. securities laws and to file reports under Section 16 of the Exchange Act. For the avoidance of doubt, none of the above reporting requirements shall be construed to require such statements or reports that would not otherwise be required to be filed by foreign private issuers subject to the Multi-Jurisdictional Disclosure System.

Each such report, to the extent permitted by the rules and regulations of the SEC, will be prepared in accordance with Canadian disclosure requirements, provided, however, that Emera shall not be obligated to file such reports with the SEC if the SEC does not permit such filings.

Nothing herein shall be construed to require the registered public accounting firm that prepares or issues the audit report for Emera to attest to, and report on, the assessment made by the management of Emera pursuant to the requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, unless otherwise required by the Exchange Act.

Event Risk

Except for the limitations described above under the subsection “—Limitation on Liens,” neither the Indenture, the Guarantees nor the notes will afford holders of the notes protection in the event of a highly leveraged transaction involving the Issuer, Emera or EUSHI, as applicable, or will contain any restrictions on the amount of additional indebtedness that the Issuer, Emera or EUSHI, as applicable, may incur.

Definitions

“Capital Lease Obligations” means the obligation of a Person, as lessee, to pay rent or other amounts to the lessor under a lease of real or personal property which is required to be classified and accounted for as a capital lease on a consolidated balance sheet of such Person in accordance with Generally Accepted Accounting Principles;

“Common Shares” means shares of any class or classes of the share capital of a corporation or Securities representing ownership interests in any Person other than a corporation, the rights of the Holders of which to participate in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding-up of such corporation or other Person are not restricted to a fixed sum or to a fixed sum plus accrued dividends or other periodic distributions;

“Financial Instrument Obligations” means obligations arising under

(i)	interest rate swap agreements, forward rate agreements, floor, cap or collar agreements, futures or options, insurance or other similar agreements or arrangements, or any combination thereof, entered into by a Person of which the subject matter is dependent or based upon interest rates in effect from time to time or fluctuations in interest rates occurring from time to time (excluding obligations which are considered to be Indebtedness of such Person by virtue of any provision of the definition of Indebtedness other than clause (ii) thereof);

(ii)	currency swap agreements, cross currency agreements, forward agreements, floor, cap or collar agreements, futures or options, insurance or other similar agreements or arrangements, or any combination thereof, entered into by a Person of which the subject matter is currency exchange rates or pursuant to which the price, value or amount payable thereunder is dependent or based upon currency exchange rates in effect from time to time or fluctuations in currency exchange rates occurring from time to time; and

(iii)	commodity swap agreements, floor, cap or collar agreements, commodity futures or options or other similar agreements or arrangements, or any combination thereof, entered into by a Person of which the subject matter is one or more commodities or pursuant to which the price, value or amount payable thereunder is dependent or based upon the price of one or more commodities in effect from time to time or fluctuations in the price of one or more commodities occurring from time to time;

“Generally Accepted Accounting Principles” means, as at any date of determination, generally accepted accounting principles in effect in the United States at such date;

“Indebtedness” means, with respect to any Person, without duplication,

(i)	all obligations of such Person for borrowed money, including obligations with respect to bankers’ acceptances and contingent reimbursement obligations relating to letters of credit and other financial instruments;

(ii)	all Financial Instrument Obligations;

(iii)	all obligations issued or assumed by such Person in connection with the acquisition of property in respect of the deferred purchase price of property;

(iv)	all Capital Lease Obligations and Purchase Money Obligations of such Person, and

(v)	all obligations of the type referred to in clauses (i) through (iv) of this definition of another Person, the payment of which such Person has guaranteed or for which such Person is responsible or liable, provided that obligations of such Person or of another Person of the type referred to in clauses (i) through (iii) of this definition shall exclude trade accounts payable, dividends and other distributions payable to shareholders, future income taxes, obligations in respect of Preferred Shares, accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested by such Person or such other Person in good faith, and non-monetary obligations in respect of performance guarantees;

“Non-Recourse Debt” means any Indebtedness incurred to finance or refinance the creation, development, design, engineering, procurement, construction, servicing, management, operation, ownership and/or acquisition of any project or asset and any increases in or extensions, renewals or refunding of any such Indebtedness in respect of which the person or persons to whom any such Indebtedness is or may be owed by the relevant borrower has or have no recourse whatsoever to any of the Issuer, Emera or EUSHI for the repayment of that Indebtedness other than:

(i)	recourse directly or indirectly to the Issuer, Emera or EUSHI, as applicable, for amounts limited to the cash flow or net cash flow (other than historic cash flow or historic net cash flow) from, or ownership interests or other investments in, such project or asset; and/or

(ii)	recourse directly or indirectly to the Issuer, Emera or EUSHI, as applicable, for the purpose only of enabling amounts to be claimed in respect of such Indebtedness in an enforcement of any encumbrance given by the Issuer, Emera or EUSHI, as applicable, over such project or asset or the income, cash flow or other proceeds deriving from the project (or given by any shareholder or the like, or other investor in, the borrower or in the owner of such project or asset over its shares or the like in the capital of, or other investment in, the borrower or in the owner of such project or asset) to secure such Indebtedness, provided that the extent of such recourse to the Issuer, Emera or EUSHI, as applicable, is limited solely to the amount of any recoveries made on any such enforcement; and/or

(iii)	recourse directly or indirectly to the Issuer, Emera or EUSHI, as applicable, under any form of assurance, indemnity, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another or an indemnity in respect of a payment obligation, or any obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the person against which such recourse is available.

“Person” means an individual, a corporation, a partnership, a trustee or an unincorporated organization; and pronouns have a similarly extended meaning;

“Preferred Shares” means

(i)	Securities which on the date of issue thereof by a Person

(a)	have a term to maturity of more than 30 years,

(b)	rank subordinate to the unsecured and unsubordinated Indebtedness of such Person outstanding on such date,

(c)	entitle such Person to satisfy the obligation to pay the principal thereof from the proceeds of the issuance of Common Shares;

(d)	entitle such Person to defer the payment of interest thereon for more than 4 years without thereby causing an event of default to occur,

(e)	entitle such Person to satisfy the obligation to make payments of interest thereon from the proceeds of the issuance of Common Shares, and

(ii)	shares of any class of the share capital of a corporation or Securities representing ownership interests in any Person other than a corporation which, in either case, are not Common Shares;

“Purchase Money Mortgage” means any mortgage, pledge, charge, security interest or other encumbrance created, issued or assumed by the Issuer or the Guarantors to secure a Purchase Money Obligation; provided that such mortgage, pledge, charge, security interest or other encumbrance is limited to the property (including the rights associated therewith) acquired, constructed, installed or improved in connection with such Purchase Money Obligation;

“Purchase Money Obligation” means Indebtedness of the Issuer or the Guarantors incurred or assumed to finance the purchase price, in whole or in part, of any property or incurred to finance the cost, in whole or in part, of construction or installation of or improvements to any property; provided that such Indebtedness is incurred or assumed substantially concurrently with the purchase of such property or the completion of such construction, installation or improvements, as the case may be, and includes any extension, renewal or refunding of any such Indebtedness so long as the principal amount thereof outstanding on the date of such extension, renewal or refunding is not increased; and

“Securities” means any stock, shares, units, installment receipts, voting trust certificates, bonds, debentures, notes, other evidences of indebtedness, or other documents or instruments commonly known as securities or any certificates of interest, shares or participations in temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe for, purchase or acquire any of the foregoing.

Mandatory Redemption; Sinking Fund

Neither the Issuer nor the Guarantors will be required to make mandatory redemption or sinking fund payments with payments respect to the notes.

Book-entry; Delivery and Form

The notes will initially be issued only in registered, book-entry form, in denominations of $2,000 and any integral multiples of $1,000 in excess thereof as described under “—Book-Entry System.” We will issue one or more global notes in denominations that together equal the total principal amount of the outstanding notes of each series.

Modification of the Indenture

Amendments of the Indenture and any series of notes may be made by the Issuer, the Guarantors and the Trustee with the consent of the holders of a majority in principal amount of the outstanding series of notes affected thereby; provided, however, that no such amendment may, without the consent of the holder of each outstanding note affected thereby:

•	extend the final maturity of the principal of such notes;

•	reduce the principal amount of such notes;

•	reduce the rate or extend the time of payment of interest, including default interest, on such notes;

•	reduce any amount payable on redemption of any such notes;

•	change the currency in which the principal of, premium, if any, or interest, on any such notes is payable;

•	waive a continuing default or event of default in the payment of principal of or premium, if any, or interest on such notes;

•	impair the right to institute suit for the enforcement of any payment on any such notes when due; or

•	make any change in the percentage in principal amount of such series of notes, the consent of the holders of which is required for any such amendment.

Without the consent of any holder of outstanding notes, the Issuer, the Guarantors and the Trustee may amend the Indenture and the notes to:

•	cure any ambiguity, omission, defect or inconsistency;

•	provide for the assumption by a successor to the obligations of the Issuer, EUSHI or Emera, as applicable, under the Indenture;

•	provide for uncertificated notes in addition to or in place of certificated notes;

•	provide for the issuance of new notes and related guarantees or additional notes in accordance with the Indenture;

•	effect or maintain, or otherwise comply with the requirements of the Commission in connection with, the qualification of the Indenture under the Trust Indenture Act;

•	secure all or any of the notes of any series, to the extent otherwise permitted by the Indenture;

•	add to the covenants of the Issuer or the Guarantors or events of default for the benefit of the holders or surrender any right or power conferred upon the Issuer or the Guarantors;

•	effect any provision of the Indenture;

•	conform the text of the Indenture or the notes to the “Description of the Notes” set forth in this prospectus to the extent such provision in the “Description of the Notes” was intended to be a verbatim, or substantially verbatim, recitation of a provision of the Indenture or the notes; or

•	make other provisions that do not adversely affect the rights of any holder of outstanding notes.

The holders of a majority in principal amount of the outstanding notes of any series may, on behalf of the holders of all notes of such series, waive compliance with any covenant or any past default under the Indenture with respect to such notes, except a default in the payment of the principal of, premium, if any, or interest on any note of that series or in respect of a provision which under the Indenture cannot be amended without the consent of the holder of each outstanding note affected.

It is not necessary for the consent of the holders under the Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver. A consent to any amendment or waiver under the Indenture by any holder of notes given in connection with a tender of such holder’s notes will not be rendered invalid by such tender. After an amendment or waiver under the Indenture requiring consent of the holders becomes effective, the Issuer will deliver to the holders and the Trustee a notice briefly describing such amendment or waiver. However, the failure to give such notice, or any defect in the notice, will not impair or affect the validity of the amendment or waiver.

Events of Default

The Indenture will provide, with respect to any series of notes, that any of the following events constitutes an Event of Default:

(1)	the Issuer defaults in the payment of any interest on any note of that series that becomes due and payable and the default continues for 30 days;

(2)	the Issuer defaults in the payment of principal of or premium, if any, on any note of that series when due at its maturity, upon redemption, upon acceleration or otherwise;

(3)	the Issuer, Emera or EUSHI, as applicable, defaults in the performance of or breaches any other covenant or warranty in the Indenture or the notes of that series and such default or breach continues for a period of 90 days after written notice of such default or breach has been given to the Issuer, Emera and EUSHI, as applicable, from the Trustee or to the Issuer, Emera, EUSHI, as applicable, and the Trustee from the holders of at least 25% in principal amount of the outstanding notes of that series;

(4)	Indebtedness (as defined in the Indenture) of the Issuer, Emera or EUSHI, as applicable, is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds in the aggregate the greater of US$100,000,000 and 3% of Emera’s consolidated net assets;

(5)	certain events of bankruptcy, insolvency or reorganization of the Issuer, Emera or EUSHI; and

(6)	any guarantee related to the notes ceases to be in full force and effect (other than in accordance with the terms of such guarantee) or Emera or EUSHI denies or disaffirms its obligations under its respective Guarantee.

If an event of default (other than one described in clause (5) above) occurs and is continuing with respect to a series of notes, either the Trustee or the holders of at least 25% in principal amount of the outstanding notes of that series may declare the principal of, premium, if any, and accrued and unpaid interest on those notes to be due and payable immediately. If any event of default described in clause (5) above occurs, the principal of, premium, if any, and accrued and unpaid interest on the notes will be automatically due and payable immediately, without any declaration, notice or other act on the part of the Trustee or any holder. However, any time after an acceleration with respect to the notes of any series has occurred, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of outstanding notes of that series may, under some circumstances, rescind and annul such acceleration. The majority-holders, however, may not annul or waive a continuing default in payment of principal of, premium, if any, or interest on the notes of that series.

The Trustee will be entitled to receive reasonable indemnification satisfactory to it from the holders of the notes before the Trustee exercises any of its rights or powers under the Indenture. This indemnification is subject to the Trustee’s duty to act with the required standard of care during a default.

The holders of a majority in principal amount of the outstanding notes of any series may direct the time, method and place of:

•	the conduct of any proceeding for any remedy available to the Trustee with respect to such series; or

•	the exercise of any trust or power conferred on the Trustee with respect to such series.

•	This right of the holders of the notes is, however, subject to the provisions in the Indenture providing for the indemnification of the Trustee and other specified limitations.

•	In general, the holders of notes of any series may institute an action against the Issuer or the Guarantors or any other obligor under the notes only if the following four conditions are fulfilled:

•	the holder previously has given to the Trustee written notice of default and the default continues;

•	the holders of at least 25% in principal amount of the notes of such series then outstanding have both requested the Trustee to institute such action and offered the Trustee reasonable indemnity satisfactory to it;

•	the Trustee has not instituted this action within 60 days of receipt of such request and the furnishing of such indemnity; and

•	the Trustee has not received a direction inconsistent with such written request by the holders of a majority in principal amount of the notes of that series then outstanding.

The above four conditions do not apply to actions by holders of the notes against the Issuer or the Guarantors or any other obligor under the notes for payment of principal of, premium, if any, or interest on or after the due date.

The Indenture will contain a covenant that the Issuer, the Guarantors and any other obligor under the notes will file annually with the Trustee a statement by an officer as to whether or not the Issuer or the Guarantors, as the case may be, to his or her knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults, provided, however, that a failure to deliver such statement of a default shall not constitute a default under the Indenture, if such default is remedied within any applicable cure period.

Discharge, Legal Defeasance and Covenant Defeasance

The Issuer may discharge or defease its obligations under any series of notes as set forth below.

Under terms specified in the Indenture, the Issuer may discharge certain obligations to holders of the notes of any series that have not already been delivered to the Trustee for cancellation. The notes of such series must also:

•	have become due and payable;

•	be due and payable by their terms within one year; or

•	be scheduled for redemption by their terms within one year.

The Issuer may discharge the notes of any series by, among other things, irrevocably depositing an amount certified to be sufficient to pay at final maturity, or upon redemption, the principal, premium, if any, and interest on the notes of such series. The Issuer may make the deposit in cash, U.S. Government Obligations, or a combination thereof, as defined in the Indenture.

The Issuer may terminate all its obligations under the notes of any series and the Indenture (as it applies to such series) at any time, except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. This is referred to as “legal defeasance.” If the Issuer exercises its legal defeasance option with respect to a series of notes, the Guarantees in effect at such time will terminate with respect to that series.

Under terms specified in the Indenture, the Issuer and the Guarantors may be released with respect to any outstanding notes of any series from the obligations imposed by the sections of the Indenture that contain the covenants described above under “—Guarantees,” “—Covenants—Limitation on Liens” and “—Covenants—Consolidation, merger, conveyance or transfer.” In that case, the Issuer and the Guarantors would no longer be required to comply with these sections without the creation of an event of default under such series of notes. This is typically referred to as “covenant defeasance.” If the Issuer exercises the covenant defeasance option with respect to a series of notes, the Guarantees of such series of notes in effect at such time will terminate. The Issuer may exercise the legal defeasance option notwithstanding the prior exercise of the covenant defeasance option.

Legal defeasance or covenant defeasance with respect to a series of notes may be effected by the Issuer only if, among other things:

•	the Issuer irrevocably deposits with the Trustee cash, U.S. Government Obligations, or a combination thereof as trust funds in an amount certified by a nationally recognized firm of certified public accountants to be sufficient to pay at final maturity or upon redemption the principal of, premium, if any, and interest on all outstanding notes of such series; and

•	the Issuer delivers to the Trustee an opinion of counsel to the effect that the beneficial owners of the notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance or covenant defeasance. This opinion must further state that these beneficial owners will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if our legal defeasance or covenant defeasance had not occurred. In the case of a legal defeasance, this opinion must be based on a ruling of the IRS or a change in U.S. federal income tax law occurring after the date of the Indenture.

Payments on the Notes; Paying Agent and Registrar

The Issuer will pay principal of, premium, if any, and interest on any notes issued in certificated form (“Certificated Notes”) at the office or agency we designate in The City of New York, except that the Issuer may pay interest on any Certificated Notes either at the corporate trust office of the trustee in The City of New York or, at the Issuer’s option, by check mailed to holders of the notes at their registered addresses as they appear in the registrar’s books. In addition, if a holder of any Certificated Notes has given wire transfer instructions in accordance with the Indenture, the Issuer will make all payments on those notes by wire transfer.

The Issuer has initially designated the Trustee, at its corporate trust office in The City of New York, to act as the Issuer’s paying agent and registrar. The Issuer may, however, change the paying agent or registrar without prior notice to the holders of the notes, and the Issuer or any of the Issuer’s subsidiaries may act as paying agent or registrar.

The Issuer will pay principal of, premium, if any, and interest on, any note in global form registered in the name of or held by the Depository or its nominee in immediately available funds to the Depository or its nominee, as the case may be, as the registered holder of such global note.

The Issuer will pay principal of, premium, if any, and interest on the notes in U.S. dollars.

Transfer and Exchange

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the Trustee or the registrar for any registration of transfer or exchange of notes, but the Issuer may require a holder or beneficial owner to pay a sum sufficient to cover any transfer tax or other similar governmental charge or other fee required by law. The Issuer will not be required to transfer or exchange any note selected for redemption. Also, the Issuer will not be required to transfer or exchange any note for a period of 15 days before sending a notice of redemption. The registered holder of a note will be treated as the owner of it for all purposes.

Concerning the Trustee

The Trustee is one of a number of banks with which we and our affiliates maintain ordinary banking relationships.

Consent to Jurisdiction and Service

Under the Indenture, Emera has irrevocably appointed Emera US Finance LP as its agent for service of process in any suit, action or proceeding arising out of or relating to the Indenture, the notes and the Guarantees and for actions brought under federal or state securities laws brought in any Federal or state court located in The City of New York, and has submitted to such non-exclusive jurisdiction.

Book-entry System

The following description of the operations and procedures of the Depository, Euroclear and Clearstream are provided solely as a matter of convenience and are not intended to serve as a representation or warranty of any kind. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We do not take any responsibility for these operations and procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants. DTC has also advised us that, pursuant to procedures established by it:

•	upon deposit of the global notes, the Depository will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the global notes; and

•	ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by the Depository (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the global notes).

Investors in the notes represented by the 144A global notes who are Participants in the Depository’s system may hold their interests therein directly through the Depository. Investors in such notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Investors in the notes represented by the Regulation S global notes must initially hold their interests therein through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the Regulation S global notes through Participants in the Depository system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of the Depository. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some jurisdictions may require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such Persons will be limited to that extent. Because the Depository can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a global note to pledge such interests to Persons that do not participate in the Depository’s system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the global notes will not have notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a global note registered in the name of the nominee of the Depository will be payable to the nominee in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we, the Guarantors and the Trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for all other purposes. Consequently, neither we, the Guarantors, the Trustee, nor any agent of any of such parties have or will have any responsibility or liability for:

•	any aspect of the Depository’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any of the Depository’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of the Depository or any of its Participants or Indirect Participants.

The Depository has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless the Depository has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of the Depository. Payments by the Participants and the Indirect Participants to the beneficial owners of the notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of us, the Depository, the Trustee or the Guarantors. Neither we, the Guarantors nor the Trustee will be liable for any delay by the Depository or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and we, the Guarantors and the Trustee may conclusively rely on and will be protected in conclusively relying on instructions from the Depository or its nominee for all purposes.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in the Depository, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through the Depository in accordance with the Depository’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depository. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in the Depository, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through the Depository in accordance with the Depository’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depository. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

The Depository has advised us that it will take any action permitted to be taken by a holder of the notes only at the direction of one or more Participants to whose account the Depository has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the Indenture, the Depository reserves the right to exchange the global notes for Certificated Notes, which may be legended if required by the Indenture, and to distribute such notes to its Participants.

Although the Depository, Euroclear and Clearstream have agreed to the preceding procedures to facilitate transfers of interests in the global notes among participants in the Depository, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we, the Guarantors, the Trustee nor any of their respective agents will have any responsibility for the performance by the Depository, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Governing Law

The Indenture, the notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Exchange of Global Notes for Certificated Notes

A global note is exchangeable for Certificated Notes if (1) the Depository (A) notifies us that it is unwilling or unable to continue as depository for the global note or (B) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, we fail to appoint a successor depository within 90 days, (2) we, at our option but subject to the Depository’s requirements, notify the Trustee in writing that we elect to cause the issuance of the Certificated Notes; provided that in no event shall the Regulation S temporary global notes be exchanged for Certificated Notes prior to (a) the expiration of the Restricted Period and (b) the receipt of any certificates required under the provisions of Regulation S; or (3) there has occurred and is continuing an event of default under the Indenture and the Depository notifies the Trustee of its decision to exchange global notes for Certificated Notes.

In all cases, Certificated Notes delivered in exchange for any global note or beneficial interest therein will be registered in names, and issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, requested by or on behalf of the Depository (in accordance with its customary procedures) and will bear the restrictive legend referred to in “Transfer Restrictions,” unless we determine otherwise in compliance with applicable law.

Neither we, the Guarantors nor the Trustee will be liable for any delay by a global note holder or the Depository in identifying the beneficial owners of the notes and we, the Guarantors and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the global note holder or the Depository for all purposes.

Same Day Settlement and Payment

Payments in respect of the notes represented by a global note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the global note holder. With respect to Certificated Notes, we will make all payments of principal, premium, if any, and interest in the manner described above under “—Payments on the notes; Paying Agent and Registrar.” We expect that secondary trading in the Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a Participant in the Depository will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of the Depository. The Depository has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a Participant in the Depository will be received with value on the settlement date of the Depository but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following the Depository’s settlement date.

MATERIAL UNITED STATES TAX CONSEQUENCES OF THE EXCHANGE OFFER

The exchange of an old note for a new note in the exchange offer will not be treated as a taxable event to holders for United States federal income tax purposes. Consequently, for United States federal income tax purposes, you will not recognize gain or loss upon receipt of a new note, the holding period of the new note will include the holding period of the old note exchanged therefor and the basis of the new note will be the same as the basis of the old note immediately before the exchange.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the principal Canadian federal income tax considerations generally applicable to a holder of old notes who acquires new notes, including entitlement to all payments thereunder, as beneficial owner, pursuant to this exchange offer and who, at all relevant times, for purposes of the application of the Income Tax Act (Canada) and the regulations thereunder (collectively, the “Tax Act”), (1) is not, and is not deemed to be, resident in Canada; (2) deals at arm’s length with the Issuer, the Guarantors, the Issuer General Partner and with any transferee resident (or deemed to be resident) in Canada to whom the holder disposes of the new notes; (3) does not use of hold the old notes or the new notes in a business carried on in Canada; and (4) is not a “specified non-resident shareholder” of Emera or the Issuer General Partner for purposes of the Tax Act or a non-resident person not dealing at arm’s length with a “specified shareholder” (within the meaning of subsection 18(5) of the Tax Act) of Emera or the Issuer General Partner (a “Non-Canadian Holder”). Special rules, which are not discussed in this summary, may apply to a non-Canadian holder that is an insurer that carries on an insurance business in Canada and elsewhere. This summary assumes that no interest paid on the new notes will be in respect of a debt or other obligation to pay an amount to a person with whom the Issuer, Emera or the Issuer General Partner do not deal at arm’s length within the meaning of the Tax Act.

This summary is based on the current provisions of the Tax Act and on counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, holders of notes should consult their own tax advisors having regard to their own particular circumstances.

This summary does not address any Canadian federal income tax considerations applicable to a holder of old notes who exchanges old notes for new notes pursuant to this exchange offer and who, for purposes of the application of the Tax Act, is, or is deemed to be, resident in Canada. Accordingly, any such Canadian resident holder is urged to consult their own tax advisors having regard to their own circumstances and, in particular, with respect to the exchange of old notes for new notes.

Exchange of old notes for new notes

No tax will be payable by a Non-Canadian Holder on the exchange of old notes for new notes made pursuant to this exchange offer.

Holding and disposing of new notes

No Canadian withholding tax will apply to interest, principal or premium, if any, paid or credited to a Non-Canadian Holder on a new note or to the proceeds received by a Non-Canadian Holder on the disposition of a new note, including on a redemption, payment on maturity or repurchase.

No other tax on income or gains will be payable by a Non-Canadian Holder on interest, principal or premium, if any, on a new note or on the proceeds received by a Non-Canadian Holder on the disposition of a new note, including a redemption, payment on maturity or repurchase.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes in the United States. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes in the United States received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any exchange of old notes for new notes or from any sale of new notes by broker-dealers. new notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any resale of new notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the reasonable expenses of one counsel for the holders of the securities) other than commissions or concessions of any brokers or dealer and will indemnify the holders of old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act

VALIDITY OF SECURITIES

The validity of the new notes and the related guarantees will be passed on for us by Davis Polk & Wardwell LLP, New York, New York. In passing on the validity of the guarantees, Davis Polk & Wardwell LLP relied upon the opinion of Stephen D. Aftanas, Corporate Secretary of Emera as to certain matters.

EXPERTS

Ernst & Young LLP, Chartered Professional Accountants, Halifax, Nova Scotia, are the auditors of Emera. Ernst & Young LLP report that they are independent of Emera in accordance with the CPA Nova Scotia Code of Professional Conduct

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the TECO Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2015 and our report dated February 26, 2016 relating to the financial statements of TECO Energy, Inc. included within the Emera Incorporated Form 6-K dated August 17, 2016 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the Commission as part of the registration statement of which this prospectus is a part:

•	The documents listed as being incorporated by reference in this prospectus under the heading “Documents Incorporated by Reference”;

•	The organizational documents of the issuer and the guarantors;

•	The Indenture relating to the notes;

•	The Registration Rights Agreement relating to the old notes;

•	Opinions and consents of counsel;

•	Consents of Ernst & Young LLP and PricewaterhouseCoopers LLP;

•	Powers of attorney (included on the signature pages of the registration statement);

•	The statement of eligibility of the U.S. Trustee on Form T-1;

•	The form of letter of transmittal; and

•	The form of notice of guaranteed delivery.

Any questions or requests for assistance may be directed to the Exchange Agent at the address and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer:

The exchange agent for the Exchange Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Attention: Krystal Scrudato

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (800) 817-5468

Email: EMA@dfking.com

FORM F-10

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification of Certain Persons

Emera Incorporated is incorporated under the laws of Nova Scotia, Canada

Under Emera Incorporated’s (“Emera” or the “F-10 Registrant”) Amended Articles of Association, the F-10 Registrant must indemnify directors and officers, each former director and officer and each other individual who acts or acted at the F-10 Registrant’s request as a director or officer or in a similar capacity of an Other Entity (as defined below) and their respective heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by any such person in respect of any civil, criminal, administrative, investigative, arbitration, mediation, or other proceeding or investigation to which he is made a party or involved in by reason of being or having been a director or officer of the F-10 Registrant or such Other Entity at the request of the F-10 Registrant or in a similar capacity, provided that: (i) the individual acted honestly and in good faith with a view to the best interests of the F-10 Registrant or, as the case may be, to the best interest of the Other Entity for which the individual acted as a director or officer or in a similar capacity at the F-10 Registrant’s request; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds to believe that his conduct was lawful. The F-10 Registrant shall, to the full extent permitted by law, advance funds to an individual referred to above for any costs, charges and expenses of a proceeding or investigation provided that such individual shall repay the funds advanced if the individual does not fulfill the conditions of indemnification. The right of any person to indemnification granted is not exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, resolution or other vote of shareholders or directors, at law or otherwise; and the amount for which such indemnity is proved immediately attaches as a lien on the property of the F-10 Registrant and has priority against the members over all other claims. The term “Other Entity” means any affiliate or subsidiary of the F-10 Registrant, and any other body corporate, corporation, limited liability company, partnership, joint venture, trust, unincorporated association, unincorporated organization, unincorporated syndicate or other enterprise in which the F-10 Registrant, directly or indirectly, now or in the future, holds an interest, whether in debt, equity or otherwise, for which the director, officer or other individual serves or served as a director or officer or in a capacity similar thereto at the request of the F-10 Registrant. The F-10 Registrant is authorized to enter into an agreement evidencing and setting out the terms and conditions of an indemnity in favour of any of the persons referred to in the article regarding indemnification of its Amended Articles of Association. In addition, no director or officer of the F-10 Registrant shall, in the absence of any dishonesty on the part of such director or officer, be liable for the acts, receipts, neglects or defaults of any other director or officer or for joining in any receipt or other act for conformity, or for any loss or expense happening to the F-10 Registrant through the insufficiency or deficiency of title to any property acquired by order of the directors for or on behalf of the F-10 Registrant, or through the insufficiency or deficiency of any security in or upon which any of the funds of the F-10 Registrant are invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any funds, securities or effects are deposited, or for any loss occasioned by error of judgment or oversight on his or her part, or for any other loss, damage or misfortune whatsoever which happens in the execution of the duties of his or her office or in relation thereto. The F-10 Registrant purchases directors’ and officers’ insurance which provides protection for directors and officers in cases where they incur a liability as a result of their activities on behalf of the F-10 Registrant.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling Emera pursuant to the foregoing provisions, Emera has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Public Utilities Act and is therefore unenforceable.

F-10 II-1

EXHIBITS TO FORM F-10

The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein.

F-10 II-2

FORM F-10

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking

The F-10 Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.	Consent to Service of Process

(a)	Concurrently with the filing of this Registration Statement, the F-10 Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)	Any change to the name or address of the agent for service of the F-10 Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

F-10 III-1

FORM F-10

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the F-10 Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Halifax, Province of Nova Scotia, Country of Canada, on the 1st day of December, 2016.

EMERA INCORPORATED

By:	/s/ CHRISTOPHER G. HUSKILSON
Name:	Christopher G. Huskilson
Title:	President and Chief Executive Officer

By:	/s/ GREGORY W. BLUNDEN
Name:	Gregory W. Blunden
Title:	Chief Financial Officer

F-10 III-2

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Christopher G. Huskilson, Gregory W. Blunden, Scott C. Balfour and Stephen D. Aftanas, or any of them, as his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHRISTOPHER G. HUSKILSON Christopher G. Huskilson	President, Chief Executive Officer (Principal Executive Officer)	December 1, 2016

/s/ GREGORY W. BLUNDEN Gregory W. Blunden	Chief Financial Officer (Principal Financial and Accounting Officer)	December 1, 2016

/s/ M. JACQUELINE SHEPPARD M. Jacqueline Sheppard	Chair and Director	December 1, 2016

/s/ SYLVIA D. CHROMINSKA Sylvia D. Chrominska	Director	December 1, 2016

/s/ HENRY E. DEMONE Henry E. Demone	Director	December 1, 2016

/s/ ALLAN L. EDGEWORTH Allan L. Edgeworth	Director	December 1, 2016

/s/ JAMES D. EISENHAUER James D. Eisenhauer	Director	December 1, 2016

/s/ J. WAYNE LEONARD J. Wayne Leonard	Director	December 1, 2016

/s/ B. LYNN LOEWEN, FCA B. Lynn Loewen, FCA	Director	December 1, 2016

/s/ JOHN T. MCLENNAN John T. McLennan	Director	December 1, 2016

/s/ DONALD A. PETHER Donald A. Pether	Director	December 1, 2016

F-10 III-3

Signature	Title	Date

/s/ JOHN B. RAMIL John B. Ramil	Director	December 1, 2016

/s/ ANDREA S. ROSEN Andrea S. Rosen	Director	December 1, 2016

/s/ RICHARD P. SERGEL Richard P. Sergel	Director	December 1, 2016

F-10 III-4

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Emera Incorporated in the United States, on December 1, 2016 in the City of Halifax, Province of Nova Scotia, Country of Canada.

EMERA US FINANCE LP

By:	EMERA US FINANCE GENERAL PARTNER INC., its general partner

By:	/s/ CHRISTOPHER G. HUSKILSON
Name:	Christopher G. Huskilson
Title:	President and Director

By:	/s/ STEPHEN D. AFTANAS
Name:	Stephen D. Aftanas
Title:	Secretary

F-10 III-5

FORM S-4

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Delaware Registrants

Emera US Finance LP and Emera US Holdings Inc. are formed under the laws of Delaware.

Section 145 of the Delaware General Corporation Law (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of the corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the directors’ duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

The certificate of incorporation of Emera US Holdings Inc. indemnifies advances and expenses to all current and former directors and officers of Emera US Holdings Inc. to the fullest extent permitted by applicable laws. Under Emera US Holdings Inc.’s (“EUSHI”) bylaws, EUSHI shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of EUSHI) by reason of the fact that he is or was a director or officer of EUSHI, or is or was serving at the request of EUSHI as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of EUSHI, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of EUSHI, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. EUSHI shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of EUSHI to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of EUSHI, or is or was serving at the request of EUSHI as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of EUSHI and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to EUSHI unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. EUSHI may, at the discretion of the board of directors, indemnify all employees and agents of EUSHI (other than directors and officers) to the extent that directors and officers shall be indemnified. To the extent that a present or former director or officer of EUSHI has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any such claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. Any indemnification (unless ordered by a court) shall be made by EUSHI only as authorized in the specific case upon a determination that indemnification of the present or former director or officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made (1) by majority vote of the directors who are not

S-4 II-1

parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by EUSHI in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by EUSHI. He shall not repay the amount if it shall be ultimately determined that he is entitled to be indemnified. The indemnification and advancement of expenses provided by, or granted pursuant to, EUSHI’s bylaws shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. EUSHI is authorized, according to the discretion of the board of directors, to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of EUSHI, or is or was serving at the request of EUSHI as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not EUSHI must indemnify him against such liability.

Item 21.	Exhibits and Financial Statement Schedules.

The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein.

Item 22.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Form S-4 registrants pursuant to the foregoing provisions set forth in Item 20 above, or otherwise, such registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by such registrants of expenses incurred or paid by a director, officer or controlling person of such registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The Form S-4 registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of the responding to the request.

The Form S-4 registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being involved therein, that was not the subject of disclosure included in the registration statement when it became effective.

S-4 II-2

FORM S-4

SIGNATURES

Pursuant to the requirements of the Securities Act, Emera Incorporated has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Halifax, Province of Nova Scotia, Country of Canada, on this 1st day of December, 2016.

EMERA INCORPORATED

By:	/s/ CHRISTOPHER G. HUSKILSON
Name:	Christopher G. Huskilson
Title:	President and Chief Executive Officer

By:	/s/ GREGORY W. BLUNDEN
Name:	Gregory W. Blunden
Title:	Chief Financial Officer

S-4 II-3

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Christopher G. Huskilson, Gregory W. Blunden, Scott C. Balfour and Stephen D. Aftanas, or any of them, as his or her attorney in fact and agent, with full power of substitution and resubstitution to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHRISTOPHER G. HUSKILSON Christopher G. Huskilson	President, Chief Executive Officer (Principal Executive Officer)	December 1, 2016

/s/ GREGORY W. BLUNDEN Gregory W. Blunden	Chief Financial Officer (Principal Financial and Accounting Officer)	December 1, 2016

/s/ M. JACQUELINE SHEPPARD M. Jacqueline Sheppard	Chair and Director	December 1, 2016

/s/ SYLVIA D. CHROMINSKA Sylvia D. Chrominska	Director	December 1, 2016

/s/ HENRY E. DEMONE Henry E. Demone	Director	December 1, 2016

/s/ ALLAN L. EDGEWORTH Allan L. Edgeworth	Director	December 1, 2016

/s/ JAMES D. EISENHAUER James D. Eisenhauer	Director	December 1, 2016

/s/ J. WAYNE LEONARD J. Wayne Leonard	Director	December 1, 2016

/s/ B. LYNN LOEWEN, FCA B. Lynn Loewen, FCA	Director	December 1, 2016

/s/ JOHN T. MCLENNAN John T. McLennan	Director	December 1, 2016

/s/ DONALD A. PETHER Donald A. Pether	Director	December 1, 2016

S-4 II-4

Signature	Title	Date

/s/ JOHN B. RAMIL John B. Ramil	Director	December 1, 2016

/s/ ANDREA S. ROSEN Andrea S. Rosen	Director	December 1, 2016

/s/ RICHARD P. SERGEL Richard P. Sergel	Director	December 1, 2016

S-4 II-5

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Emera Incorporated in the United States, on December 1, 2016 in the City of Halifax, Province of Nova Scotia, Country of Canada.

EMERA US FINANCE LP

By: EMERA US FINANCE GENERAL PARTNER INC., its general partner

By:	/s/ CHRISTOPHER G. HUSKILSON
Name:	Christopher G. Huskilson
Title:	President and Director

By:	/s/ STEPHEN D. AFTANAS
Name:	Stephen D. Aftanas
Title:	Secretary

S-4 II-6

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Halifax, Province of Nova Scotia, Country of Canada, on this 1st day of December, 2016.

EMERA US FINANCE LP

By: EMERA US FINANCE GENERAL PARTNER INC., its general partner

By:	/s/ CHRISTOPHER G. HUSKILSON
Name:	Christopher G. Huskilson
Title:	President and Director

By:	/s/ STEPHEN D. AFTANAS
Name:	Stephen D. Aftanas
Title:	Secretary

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Christopher G. Huskilson, Gregory W. Blunden, Scott C. Balfour and Stephen D. Aftanas, or any of them, as his or her attorney in fact and agent, with full power of substitution and resubstitution to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHRISTOPHER G. HUSKILSON Christopher G. Huskilson	President and Director (Principal Executive Officer)	December 1, 2016

/s/ GREGORY W. BLUNDEN Gregory W. Blunden	(Principal Financial and Accounting Officer)	December 1, 2016

S-4 II-7

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Halifax, Province of Nova Scotia, Country of Canada, on this 1st day of December, 2016.

EMERA US HOLDINGS INC.

By:	/s/ ROBERT BENNETT
Name:	Robert Bennett
Title:	President and Director

By:	/s/ STEPHEN D. AFTANAS
Name:	Stephen D. Aftanas
Title:	Secretary

S-4 II-8

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Christopher G. Huskilson, Gregory W. Blunden, Scott C. Balfour and Stephen D. Aftanas, or any of them, as his or her attorney in fact and agent, with full power of substitution and resubstitution to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT BENNETT Robert Bennett	President and Director (Principal Executive Officer)	December 1, 2016

/s/ GREGORY W. BLUNDEN Gregory W. Blunden	(Principal Financial and Accounting Officer)	December 1, 2016

/s/ CHRISTOPHER G. HUSKILSON Christopher G. Huskilson	Director	December 1, 2016

/s/ RICHARD P. SERGEL Richard P. Sergel	Director	December 1, 2016

S-4 II-9

INDEX TO EXHIBITS

Exhibits to Form F-10

Exhibit No.

1.1	Form of Letter of Transmittal (included in Exhibit 99.1 to Form S-4)

1.2	Form of Notice of Guaranteed Delivery (included in Exhibit 99.2 to Form S-4)

3.2	Registration Rights Agreement dated as of June 16, 2016 among Emera US Finance LP, as issuer, Emera Incorporated and Emera US Finance Holdings Inc., as guarantors, and J.P. Morgan Securities LLC and Scotia Capital (USA) Inc. as representatives of the several initial purchasers named therein (included in Exhibit 4.7 to Form S-4)

4.1	Annual Information Form of Emera dated March 30, 2016 for the year ended December 31, 2015 (incorporated by reference to Exhibit 4.1 to Emera’s Form F-10/A filed June 8, 2016)

4.2	Audited comparative consolidated financial statements of Emera as at and for the years ended December 31, 2015 and December 31, 2014, together with the auditors’ report thereon (incorporated by reference to Exhibit 4.2 to Emera’s Form F-10/A filed June 8, 2016)

4.3	Management’s Discussion and Analysis of Emera for the year ended December 31, 2015 (incorporated by reference to Exhibit 4.3 to Emera’s Form F-10/A filed June 8, 2016)

4.4	Unaudited comparative consolidated interim financial statements of Emera as at and for the three months ended March 31, 2016 and March 31, 2015 (incorporated by reference to Exhibit 4.4 to Emera’s Form F-10/A filed June 8, 2016)

4.5	Management’s Discussion and Analysis of Emera for the three months ended March 31, 2016 (incorporated by reference to Exhibit 4.5 to Emera’s Form F-10/A filed June 8, 2016)

4.6	Management Information Circular of Emera distributed in connection with Emera’s annual meeting of shareholders held on May 17, 2016 (incorporated by reference to Exhibit 4.6 to Emera’s Form F-10/A filed June 8, 2016)

4.7	Management’s Discussion and Analysis of Emera for the three month and six month periods ended June 30, 2016 (incorporated by reference to Exhibit 99.1 to Emera’s Form 6-K filed August 11, 2016)

4.8	Unaudited comparative consolidated interim financial statements of Emera as at and for the three month and six month periods ended June 30, 2016 and June 30, 2015 (incorporated by reference to Exhibit 99.2 to Emera’s Form 6-K filed August 11, 2016)

4.9	Management’s Discussion and Analysis of Emera for the three month and nine month periods ended September 30, 2016 (incorporated by reference to Exhibit 99.1 to Emera’s Form 6-K filed November 9, 2016)

4.10	Unaudited comparative consolidated interim financial statements of Emera as at and for the three month and nine month periods ended September 30, 2016 and September 30, 2015 (incorporated by reference to Exhibit 99.2 to Emera’s Form 6-K filed November 9, 2016)

4.11	Material change report of Emera dated July 1, 2016 in respect of TECO acquisition (incorporated by reference to Exhibit 99.1 to Emera’s Form F-10/A filed July 5, 2016)

4.12	Business acquisition report of Emera dated August 5, 2016 in respect of TECO acquisition (incorporated by reference to Exhibit 99.1 to Emera’s Form 6-K filed August 17, 2016)

4.13	Supplemental financial statement schedule and auditors’ report thereon dated December 1, 2016 (incorporated by reference to Exhibit 99.1 to Emera’s Form 6-K filed December 1, 2016)

5.1	Consent of Davis Polk & Wardwell LLP (incorporated by reference to Exhibit 23.3 to Form S-4)

5.2	Consent of Stephen D. Aftanas, Corporate Secretary of Emera Incorporated (incorporated by reference to Exhibit 23.4 to Form S-4)

5.3	Consent of Ernst & Young LLP*

5.4	Consent of PricewaterhouseCoopers LLP*

6.1	Powers of Attorney (included on the signature pages of this Registration Statement on Form F-10)*

7.1	Indenture dated as of June 3, 2014 (incorporated by reference to Exhibit 4.5 to Form S-4)

Exhibits to Form S-4

Exhibit No.

3.1	Memorandum of Association of Emera Incorporated*

3.2	Articles of Association of Emera Incorporated*

3.3	Certificate of Limited Partnership of Emera US Finance LP*

3.4	Emera US Finance LP Limited Partnership Agreement*

3.5	Emera US Holdings Inc. Certificate of Incorporation*

3.6	Bylaws of Emera US Holdings Inc.*

4.1	Form of 2.150% Senior Notes due 2019 of Emera US Finance LP*

4.2	Form of 2.700% Senior Notes due 2021 of Emera US Finance LP*

4.3	Form of 3.550% Senior Notes due 2026 of Emera US Finance LP*

4.4	Form of 4.750% Senior Notes due 2046 of Emera US Finance LP*

4.5	Indenture among Emera US Finance LP, as Issuer, Emera Incorporated and Emera US Holdings Inc., as Guarantors and American Stock Transfer & Trust Company, LLC, as Trustee dated June 16, 2016 (incorporated by reference to Exhibit 1.1 to Emera’s Form 6-K filed June 16, 2016)

4.6	First Supplemental Indenture, dated as of June 16, 2016, between Emera US Finance LP, as the issuer, Emera Incorporated and Emera US Holdings Inc., as guarantors and American Stock Transfer & Trust Company, LLC, as the trustee (incorporated by reference to Exhibit 1.2 to Emera’s Form 6-K filed June 16, 2016)

4.7	Registration Rights Agreement dated as of June 16, 2016 among Emera US Finance LP, as issuer, Emera Incorporated and Emera US Finance Holdings Inc., as guarantors, and J.P. Morgan Securities LLC and Scotia Capital (USA) Inc. as representatives of the several initial purchasers named therein (incorporated by reference to Exhibit 1.5 to Emera’s Form 6-K filed June 16, 2016)

5.1	Opinion of Davis Polk & Wardwell LLP, U.S. counsel to Emera US Finance LP, Emera Incorporated and Emera US Holdings Inc.*

5.2	Opinion of Stephen D. Aftanas, Corporate Secretary of Emera Incorporated*

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges*

21.1	Subsidiaries of Emera Incorporated*

23.1	Consent of Ernst & Young LLP*

23.2	Consent of PricewaterhouseCoopers LLP*

23.3	Consent of Davis Polk & Wardwell LLP (included as part of its opinion filed in Exhibit 5.1 hereof)

23.4	Consent of Stephen D. Aftanas, Corporate Secretary of Emera Incorporated (included as part of his opinion filed in Exhibit 5.2 hereof)

24.1	Powers of Attorney (included on signature pages to the S-4 Registration Statement)*

25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of American Stock Transfer & Trust Company, LLC as trustee, on Form T-1*

99.1	Form of Letter of Transmittal*

99.2	Form of Notice of Guaranteed Delivery*

99.3	Form of Letter to Clients*

99.4	Form of Letter to Nominees*

*	Filed herewith.